Exhibit 2.1

IMPORTANT: THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN OF REORGANIZATION HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF 11 U.S.C. § 1125(a). THE DEBTORS EXPECT TO SEEK AN ORDER OR ORDERS OF THE BANKRUPTCY COURT, AMONG OTHER THINGS: (1) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH 11 U.S.C. § 1126(b); AND (2) CONFIRMING THE PLAN OF REORGANIZATION PURSUANT TO 11 U.S.C. § 1129.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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:
In re:	:	Chapter 11
:
Nuverra Environmental Solutions, Inc., et al.,[1]	:	Case No. 17– 10949 (KJC)
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Debtors.	:	(Jointly Administered)
:
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DEBTORS’ AMENDED PREPACKAGED PLANS OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Douglas P. Bartner, Esq. Fredric Sosnick, Esq. Sara Coelho, Esq. Stephen M. Blank, Esq. SHEARMAN & STERLING LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

Pauline K. Morgan, Esq. (No. 3650)

Kenneth J. Enos, Esq. (No. 4544)

Jaime Luton Chapman, Esq. (No. 4936)

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

(302) 571-6600

Attorneys for Debtors and

Debtors in Possession

[1]	The Debtors in these cases (including the last four digits of their respective taxpayer identification numbers) are: Nuverra Environmental Solutions, Inc. (7117), Appalachian Water Services, LLC (0729), Badlands Leasing, LLC (2638), Badlands Power Fuels, LLC (DE) (8703), Badlands Power Fuels, LLC (ND) (1810), Heckmann Water Resources Corporation (1194), Heckmann Water Resources (CVR), Inc. (1795), Heckmann Woods Cross, LLC (9761), HEK Water Solutions, LLC (8233), Ideal Oilfield Disposal, LLC (5796), Landtech Enterprises, L.L.C. (9022), NES Water Solutions, LLC (3421), Nuverra Total Solutions, LLC (6218), and 1960 Well Services, LLC (5084). The Debtors’ corporate headquarters is located at 14624 N. Scottsdale Rd., Suite 300, Scottsdale, Arizona 85254.

i

DEBTORS’ PREPACKAGED PLANS OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

The Debtors (as defined herein) propose this joint prepackaged plan of reorganization (the “Plan”) for the resolution of the outstanding claims against, and interests in, the Debtors pursuant to the Bankruptcy Code. The Plan comprises the Nuverra Group Plan, the AWS Plan and the Badlands (DE) Plan (as all defined herein).

Each of Nuverra Environmental Solutions, Inc., Badlands Leasing, LLC, Badlands Power Fuels, LLC (ND), Heckmann Water Resources Corporation, Heckmann Water Resources (CVR), Inc., Heckmann Woods Cross, LLC, HEK Water Solutions, LLC, Ideal Oilfield Disposal, LLC, Landtech Enterprises, L.L.C., NES Water Solutions, LLC, Nuverra Total Solutions, LLC, and 1960 Well Services, LLC (each a “Nuverra Group Debtor” and collectively the “Nuverra Group Debtors” propose the joint Nuverra Group Plan under chapter 11 of the Bankruptcy Code. Only Holders, as of the Record Date, of (i) Class A4 – Supporting Noteholder Term Loan Claims against the Nuverra Group Debtors, (ii) Class A5 – 2021 Note Claims against the Nuverra Group Debtors and (iii) Class A6 – 2018 Note Claims against the Nuverra Group Debtors are entitled to vote on the Nuverra Group Plan.

Appalachian Water Services, LLC (the “AWS Debtor”) proposes the AWS Plan under chapter 11 of the Bankruptcy Code and Badlands Power Fuels, LLC (DE) (the “Badlands (DE) Debtor,” together with the AWS Debtor and the Nuverra Group Debtors, the “Debtors”) proposes the Badlands (DE) Plan under chapter 11 of the Bankruptcy Code. Only Holders, as of the Record Date, of (i) Class B4 – Supporting Noteholder Term Loans Claims against the AWS Debtor and (ii) Class B5 – 2021 Note Claims against the AWS Debtor are entitled to vote on the AWS Plan. Only Holders, as of the Record Date, of (i) Class C4 – Supporting Noteholder Term Loans Claims against the Badlands (DE) Debtor and (ii) Class C5 – 2021 Note Claims against the Badlands (DE) Debtor are entitled to vote on the Badlands (DE) Plan.

The Chapter 11 Cases have been consolidated for procedural purposes only and the Debtors will request that they be jointly administered pursuant to an order of the Bankruptcy Court. The Plan constitutes a separate plan of reorganization for each of the Debtors and notwithstanding anything herein, the Plan may be confirmed and consummated as to each of the Debtors separate from, and independent of, confirmation and consummation of the Plan as to any other Debtor.

Prior to voting to accept or reject the Nuverra Group Plan, AWS Plan and Badlands (DE) Plan, such Holders eligible to vote to accept or reject the, as applicable, Nuverra Group Plan, AWS Plan and Badlands (DE) Plan, are encouraged to read the Plan, the accompanying Solicitation and Disclosure Statement, and their respective exhibits and schedules, in their entirety. No materials other than the Plan, the Solicitation and Disclosure Statement, and their respective exhibits and schedules have been authorized by the Debtors for use in soliciting acceptances or rejections of the Plan.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

Section 1.1	Defined Terms.

The following terms shall have the respective meanings specified below when used in capitalized form in the Plan:

“2018 Notes” means the 9.875% unsecured senior notes due 2018 issued under the 2018 Note Indenture.

“2018 Note Claims” means any and all Claims against any Debtor related to, arising out of, arising under, or arising in connection with, the 2018 Notes and the 2018 Note Indenture.

“2018 Note Indenture” means the indenture, dated as of April 10, 2012 between the Heckmann Corporation (as predecessor to Nuverra), the 2018 Note Indenture Trustee, and the other Debtor guarantors party thereto, together with all other agreements entered into and documents delivered in connection therewith (in each case, as amended, modified or supplemented from time to time).

“2018 Note Indenture Trustee” means Wilmington Trust, National Association (as successor to Wilmington Savings Fund Society, FSB), as indenture trustee under the 2018 Note Indenture, or any successor indenture trustee thereunder.

“2018 Noteholder Rights” means the rights of Holders of 2018 Note Claims against the Nuverra Group Debtors to subscribe for and purchase $30 million of the Rights Offering Shares at the Rights Exercise Price, under the terms and conditions of the Rights Offering in accordance with the Rights Offering Procedures.

“2021 Notes” means the 12.5%/10% senior secured second lien notes due 2021 issued under the 2021 Note Indenture.

“2021 Note Claims” means any and all Claims against any Debtor related to, arising out of, arising under, or arising in connection with, the 2021 Notes and the 2021 Note Indenture.

“2021 Note Indenture” means the indenture, dated as of April 15, 2016 between Nuverra, the 2021 Note Indenture Trustee, and the other Debtor guarantors party thereto, together with all other agreements entered into and documents delivered in connection therewith (in each case, as amended, modified or supplemented from time to time).

“2021 Note Indenture Trustee” means Wilmington Savings Fund Society, FSB, as trustee under the 2021 Note Indenture, or any successor indenture trustee thereunder.

“2021 Noteholder Rights” means the rights of Holders of 2021 Note Claims to subscribe for and purchase $75 million of the Rights Offering Shares at the Rights Exercise Price, under the terms and conditions of the Rights Offering in accordance with the Rights Offering Procedures.

“ABL Agent” means Wells Fargo Bank, National Association, as administrative agent for the ABL Lenders under the ABL Credit Agreement Documents, or any successor agent.

“ABL Credit Agreement” means the Amended and Restated Credit Agreement, dated as of February 3, 2014, by and among Nuverra, the ABL Agent, and the ABL Lenders, as amended, modified or supplemented from time to time.

“ABL Credit Agreement Documents” means the ABL Credit Agreement together with all documentation executed in connection therewith (in each case, as amended, modified or supplemented from time to time).

“ABL Credit Facility Claims” means any and all Claims against any Debtor related to, arising out of, arising under, or arising in connection with, the ABL Facility and the ABL Credit Agreement Documents.

“ABL Facility” means the revolving loan and letter credit facility provided for under the ABL Credit Agreement.

“ABL Lenders” means the lender parties to the ABL Credit Agreement Documents.

“Administrative Claims” means any and all Claims for administrative costs or expenses of the kind specified in Bankruptcy Code section 503(b) and entitled to priority under Bankruptcy Code section 507, including, but not limited to: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors, (b) compensation of Professionals for legal, financial advisory, accounting, and other services and reimbursement of expenses allowed pursuant to Bankruptcy Code sections 328, 330(a), 331, or 363 or otherwise for the period commencing on the Petition Date and through the Effective Date, and (c) Bankruptcy Fees.

“Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code and shall include non-Debtor entities.

“Allowed” means with respect to any Claim or Equity Interest (or a portion thereof), a Claim or Equity Interest arising before the Effective Date against any Debtor (a) listed by such Debtor in its books and records as liquidated in an amount and not disputed or contingent, (b) proof of which is timely Filed, provided that such filing is required by order of the Bankruptcy Court or pursuant to the Plan, (c) that is compromised, settled or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, as applicable, in a Final Order or (d) expressly allowed in a specified amount pursuant to this Plan, the Confirmation Order or a Final Order; provided, however, that with respect to any Claim or Equity Interest described in clauses (a) or (b) above, such Claim or Equity Interest will be an allowed Claim or Equity Interest only if (i) no objection to the allowance thereof has been interposed or Filed within any applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Court or applicable law or (ii) such an objection is so interposed and such objection has been withdrawn or settled to provide for allowance of the Claim or Equity Interest, the Claim or Equity Interest shall have been allowed by a Final Order (but only if such allowance was not solely for the purpose of voting to accept or reject this Plan) and such Claim or Equity Interest is not otherwise subject to continuing dispute by any of the Debtors or the Reorganized Debtors in accordance with the Plan or applicable law; provided, further, that, except as otherwise specified in this Plan, to the extent an Allowed Claim or Equity Interest is Disputed, the determination of whether such Claim or Equity Interest shall be Allowed and or the amount of any such Claim or Equity Interest may be determined, resolved or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, further, that the Reorganized Debtors, in their discretion, may bring an objection or other motion before the Bankruptcy Court with respect to a Disputed Claim for resolution; provided, further that notwithstanding the foregoing, the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired by this Plan. Except as otherwise specified in this Plan or a Final Order, the amount of an Allowed Claim or Allowed Equity Interest of any Impaired Claim under this Plan shall not include interest on such Claim or Equity Interest after the Petition Date.

“Assets” means, with respect to any Debtor, all of such Debtor’s right, title and interest of any nature in property of any kind, wherever located, as specified in section 541 of the Bankruptcy Code.

“Assumed Ideal Oilfield Claims” means Claims related to, arising out of, arising under, or arising in connection with, the Ideal Oilfield Documents that are assumed pursuant to Section 365 of the Bankruptcy Code or otherwise reinstated or paid by the Badlands (DE) Debtor pursuant to an order of the Bankruptcy Court, which may be the Confirmation Order.

“Assumed Shallenberger/Skywater Claims” means Claims related to, arising out of, arising under, or arising in connection with the Shallenberger/Skywater Documents that are assumed pursuant to Section 365 of the Bankruptcy Code or otherwise reinstated or paid by the AWS Debtor pursuant to an order of the Bankruptcy Court, which may be the Confirmation Order.

“AWS 2018 Note Guaranty Claims” means any and all Claims against the AWS Debtor related to, arising out of, arising under, or arising in connection with, the 2018 Notes and 2018 Note Indenture.

“AWS 2021 Note Guaranty Claims” means any and all Claims against the AWS Debtor related to, arising out of, arising under, or arising in connection with, the 2021 Notes and 2021 Note Indenture.

“AWS Debtor” has the meaning set forth in the introductory paragraph to the Plan.

“AWS Debtor General Unsecured Claims” means the Assumed Shallenberger/Skywater Claims and any and all unsecured Claims against the AWS Debtors that are not DIP Claims, Administrative Claims, Professional Fee Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, ABL Credit Facility Claims, Term Loan Facility Claims, AWS 2021 Note Guaranty Claims, AWS Debtor Unsecured Debt Claims, Subordinated Claims or Intercompany Claims.

“AWS Debtor Unsecured Debt Claims” means any and all (i) AWS 2018 Note Guaranty Claims and (ii) the Shallenberger/Skywater Other Loss Claims.

“AWS Lease” means the Lease Agreement dated June 9, 2015, among Shallenberger Construction, Inc., Skywater Development, LLC and the AWS Debtor.

“AWS Plan” means the prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code for the AWS Debtor, all exhibits and schedules to the AWS Plan, including the Plan Supplement, which is incorporated into the AWS Plan by reference, as it may be amended, supplemented or modified from time to time in accordance with the terms hereof, and in accordance with the terms of the Bankruptcy Code and the Bankruptcy Rules.

“AWS Promissory Note” means the approximately $4.0 million promissory note pertaining to the acquisition of the remaining interest in Debtor Appalachian Water Services, LLC.

“Badlands (DE) 2018 Note Guaranty Claims” means any and all Claims against the Badlands (DE) Debtor related to, arising out of, arising under, or arising in connection with, the 2018 Notes and 2018 Note Indenture.

“Badlands (DE) 2021 Note Guaranty Claims” means any and all Claims against the Badlands (DE) Debtor related to, arising out of, arising under, or arising in connection with, the 2021 Notes and 2021 Note Indenture.

“Badlands (DE) Debtor” has the meaning set forth in the introductory paragraph to the Plan.

“Badlands (DE) General Unsecured Claims” means the Assumed Ideal Oilfield Claims and any and all unsecured Claims against the Badlands (DE) Debtor that are not DIP Claims, Administrative Claims, Professional Fee Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, ABL Credit Facility Claims, Term Loan Facility Claims, Badlands (DE) 2021 Note Guaranty Claims, Badlands (DE) Unsecured Debt Claims, Subordinated Claims or Intercompany Claims.

“Badlands (DE) Plan” means the prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code for the Badlands (DE) Debtor, all exhibits and schedules to the Badlands (DE) Plan, including the Plan Supplement, which is incorporated into the Badlands (DE) Plan by reference, as it may be amended, supplemented or modified from time to time in accordance with the terms hereof, and in accordance with the terms of the Bankruptcy Code and the Bankruptcy Rules.

“Badlands (DE) Unsecured Debt Claims” means any and all (i) Badlands (DE) 2018 Note Guaranty Claims, and (ii) Ideal Oilfield Other Loss Claims.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as in effect on the Petition Date, together with any amendments made thereto subsequent to the Petition Date, to the extent that any such amendments are applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or such other court having jurisdiction over the Chapter 11 Cases or any proceeding within, or appeal of an order entered in, the Chapter 11 Cases.

“Bankruptcy Fees” means any and all fees or charges assessed against the Debtors’ estates under section 1930 of title 28 of the United States Code.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, promulgated under section 2075 of title 28 of the United States Code, the Official Bankruptcy Forms or the local rules of the Bankruptcy Court, together with any amendments made thereto subsequent to the Petition Date, to the extent that any such amendments are applicable to the Chapter 11 Cases.

“Business Day” means any day, other than a Saturday, Sunday or a “legal holiday” (as such term is defined in Bankruptcy Rule 9006(a)).

“Cash” means legal tender of the United States of America.

“Causes of Action” means any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, rights to legal remedies, rights to equitable remedies, rights to payment and claims, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances and trespasses of, or belonging to, the Estates, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or indirectly or derivatively, in law, equity or otherwise.

“Chapter 11 Cases” means, collectively, (i) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and (b) when used with reference to all Debtors, the jointly-administered cases pending for the Debtors in the Bankruptcy Court.

“Claim” means a claim as defined in section 101(5) of the Bankruptcy Code against any Debtor, whether or not asserted.

“Class” means a category of Holders of Claims or Equity Interests classified by the Plan pursuant to section 1122(a)(1) of the Bankruptcy Code, as set forth in Article III hereof.

“Class A6 Ratio” means the ratio (expressed as a percentage) of the amount of Allowed Claims in Class A6 bears to the aggregate amount (without duplication) of all Allowed Claims in Classes A6, A8, B6, and C6. For the avoidance of doubt, for purposes of determining the Class A6 Ratio, the AWS 2018 Note Guaranty Claims, Badlands (DE) 2018 Note Guaranty Claims, and all other Allowed Claims in Classes A6, A8, B6, and C6 arising from a guarantee by a Debtor of the obligations of another Debtor shall be excluded from such calculation.

“Class A6 Reorganized Nuverra Common Stock” means Reorganized Nuverra Common Stock in an amount of Unsecured Claim Reorganized Nuverra Common Stock multiplied by the Class A6 Ratio.

“Class A6 Unsecured Claim Warrants” means Unsecured Claim Warrants in an amount equal to the aggregate Unsecured Claim Warrants multiplied by Class A6 Ratio.

“Class A8 Ratio” means the ratio (expressed as a percentage) of the amount of Allowed Claims in Class A8 bears to the aggregate amount (without duplication) of all Allowed Claims in Classes A6, A8, B6, and C6. For the avoidance of doubt, for purposes of determining the Class A8 Ratio, the AWS 2018 Note Guaranty Claims, Badlands (DE) 2018 Note Guaranty Claims, and all other Allowed Claims in Classes A6, A8, B6, and C6 arising from a guarantee by a Debtor of the obligations of another Debtor shall be excluded from such calculation.

“Class A8 Reorganized Nuverra Common Stock” means Reorganized Nuverra Common Stock in an amount of Unsecured Claim Reorganized Nuverra Common Stock multiplied by the Class A8 Ratio.

“Class A8 Unsecured Claim Warrants” means Unsecured Claim Warrants in an amount equal to the aggregate Unsecured Claim Warrants multiplied by Class A8 Ratio.

“Class B6 Ratio” means the ratio (expressed as a percentage) of the amount of Allowed Claims in Class B6 bears to the aggregate amount (without duplication) of all Allowed Claims in Classes A6, A8, B6, and C6. For the avoidance of doubt, for purposes of determining the Class B6 Ratio, the AWS 2018 Note Guaranty Claims, Badlands (DE) 2018 Note Guaranty Claims, and all other Allowed Claims in Classes A6, A8, B6, and C6 arising from a guarantee by a Debtor of the obligations of another Debtor shall be excluded from such calculation.

“Class B6 Reorganized Nuverra Common Stock” means Reorganized Nuverra Common Stock in an amount of Unsecured Claim Reorganized Nuverra Common Stock multiplied by the Class B6 Ratio.

“Class B6 Unsecured Claim Warrants” means Unsecured Claim Warrants in an amount equal to the aggregate Unsecured Claim Warrants multiplied by Class B6 Ratio.

“Class C6 Ratio” means the ratio (expressed as a percentage) of the amount of Allowed Claims in Class C6 bears to the aggregate amount (without duplication) of all Allowed Claims in Classes A6, A8, B6, and C6. For the avoidance of doubt, for purposes of determining the Class C6 Ratio, the AWS 2018 Note Guaranty Claims, Badlands (DE) 2018 Note Guaranty Claims, and all other Allowed Claims in Classes A6, A8, B6, and C6 arising from a guarantee by a Debtor of the obligations of another Debtor shall be excluded from such calculation.

“Class C6 Reorganized Nuverra Common Stock” means Reorganized Nuverra Common Stock in an amount of Unsecured Claim Reorganized Nuverra Common Stock multiplied by the Class C6 Ratio.

“Class C6 Unsecured Claim Warrants” means Unsecured Claim Warrants in an amount equal to the aggregate Unsecured Claim Warrants multiplied by Class C6 Ratio.

“Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases.

“Confirmation Date” means the date upon which the Confirmation Order is entered on the docket maintained by the Bankruptcy Court pursuant to Bankruptcy Rule 5003.

“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan under section 1129 of the Bankruptcy Code.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Covered Persons” means any and all directors, officers and other employees of the Debtors, as of the Petition Date, other than such directors, officers and other employees who are expelled or terminated for cause between the Petition Date and the Effective Date.

“Cure Claim” means a Claim based upon any and all amounts payable to a counterparty of an executory contract or unexpired lease at the time such contract or lease is assumed by such Debtor pursuant to Bankruptcy Code section 365(b).

“Debtor” has the meaning set forth in the introductory paragraph of the Plan. As used herein, the term “Debtor” shall refer to the Nuverra Group Debtors when referencing the Nuverra Group Debtors Plan, shall refer to the AWS Debtor when referencing the AWS Plan, and shall refer to the Badlands (DE) Debtor when referencing the Badlands (DE) Plan.

“Debtor Released Claims” has the meaning set forth in Section 9.3(a) hereof.

“DIP Agents” means the DIP Revolving Agent and the DIP Term Loan Agent.

“DIP Claims” means the DIP Revolving Facility Claims and DIP Term Loan Facility Claims.

“DIP Facilities” means the DIP Revolving Facility and the DIP Term Loan Facility, each as approved by the Bankruptcy Court pursuant to the DIP Financing Order, including any amendments, supplements, and modifications thereto.

“DIP Financing Order” means the orders to be entered by the Bankruptcy Court in these Chapter 11 Cases approving the DIP Facilities.

“DIP Lenders” means the DIP Term Loan Lenders and the DIP Revolving Lenders.

“DIP Revolving Agent” means Wells Fargo Bank, National Association, as administrative and syndication agent under the DIP Revolving Facility, or any successor administrative agents thereunder.

“DIP Revolving Facility” means that certain super-priority, senior secured $31,500,000 debtor-in-possession revolving credit facility, by and among Nuverra, as borrower, each of the Debtors as guarantors, the DIP Revolving Agent, and the DIP Revolving Lenders, approved in the DIP Financing Order.

“DIP Revolving Facility Claims” means any and all Claims against any Debtor related to, arising out of, arising under, or arising in connection with, the DIP Revolving Facility.

“DIP Revolving Lenders” means the lenders party to the DIP Revolving Facility.

“DIP Term Loan Agent” means Wilmington Savings Fund Society, FSB, as administrative and syndication agent under the DIP Term Loan Facility, or any successor administrative agents thereunder.

“DIP Term Loan Facility” means that certain super-priority, senior secured $12,500,000 debtor-in-possession term loan facility, by and among Nuverra, as borrower, each of the Debtors as guarantors, the DIP Term Loan Agent, and the DIP Term Loan Lenders, approved in the DIP Financing Order.

“DIP Term Loan Facility Claims” means any and all Claims against any Debtor related to, arising out of, arising under, or arising in connection with, the DIP Term Loan Facility.

“DIP Term Loan Lenders” means one or more of the lenders party to the DIP Term Loan Facility.

“Disallowed” means, with respect to any Claim or Equity Interest, such Claim or Equity Interest or portion thereof that has been disallowed or expunged by a Final Order.

“Disbursing Agent” means the Debtors or the Reorganized Debtors, or any Person designated by the Debtors or the Reorganized Debtors, in the capacity as disbursing agent under the Plan.

“Disputed” means, with respect to any Claim, such Claim or portion thereof as to which any Debtor has interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or that otherwise is disputed by any Debtor at any time, including after the Effective Date, through notice to the Holder of the Claim or otherwise in accordance with applicable law, which objection has not been withdrawn by the Debtor or determined by a Final Order.

“Distribution Record Date” means the Confirmation Date; provided, however, that no Distribution Record Date shall apply to publicly held securities if distributions to such securities will be effectuated through DTC.

“DTC” means The Depository Trust Company.

“Effective Date” means the date that is the first Business Day selected by the Debtors, with the consent of the Supporting Noteholders, on which (a) all conditions to the effectiveness of the Plan set forth in Section 8.1 hereof have been satisfied or waived in accordance with the terms of the Plan, (b) no stay of the Confirmation Order is in effect.

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Estates” means, as to each Debtor, the estate created for the Debtor pursuant to section 541 of the Bankruptcy Code upon the commencement of the Debtor’s Chapter 11 Cases.

“Equity Interest” means any and all equity securities (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, whether or not transferable and whether fully vested or vesting in the future, that existed immediately before the Effective Date.

“Excess Rights Offering Proceeds” means all Rights Offering Proceeds in excess of $50,000,000 after the satisfaction of the DIP Revolving Facility Claims, the ABL Credit Facility Claims and Allowed Administrative Claims.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Excluded Parties” means, collectively, any Holder of a Claim against, or Equity Interests in, Nuverra or any Affiliate or subsidiary (other than, as Holders of Equity Interests, Nuverra and any direct or indirect subsidiary thereof), or current or former officer, director, principal, member, employee, agent, or advisory board member thereof, that (a) seeks any relief materially adverse to the restructuring transactions contemplated by the Plan or objects to or opposes any material relief sought by (including any request for relief by any other party that is joined by any of the foregoing) the Debtors, which request, objection or opposition is not withdrawn by June 27, 2017, (b) is entitled to vote on any Plan and does not vote to accept a Plan for which it is entitled to vote or opts out of any third-party releases sought in connection with any Plan, or (c) objects to any Plan or supports an objection to any Plan, which objection or support thereof is not withdrawn by June 27, 2017.

“Exculpated Parties” means collectively, and in each case (a) excluding the Excluded Parties and (b) in their capacities as such during the Chapter 11 Cases, each of the Debtors, the Committee, and their respective predecessors, successors, assigns, current and former officers and directors, principals, shareholders, members, partners, managers, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (including any professionals retained by such entities), and all of the foregoing entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

“Existing Securities Law Claim” means any and all Claims, regardless of whether such Claim is the subject of an existing lawsuit: (a) arising from rescission of a purchase or sale of any Securities of any Debtor or an Affiliate of any Debtor prior to the Effective Date; (b) for damages arising from the purchase or sale of any such Security prior to the Effective Date; (c) for violations of the securities laws, misrepresentations, or any similar Claims that occurred or arose prior to the Effective Date, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims; or (d) for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim.

“Exit Facility” means the first lien, senior secured credit facility to be provided on the Effective Date by the Exit Facility Lenders (or the Standby Exit Facility Lenders) in accordance with the terms and conditions set forth in the Exit Facility Term Sheet, pursuant to the Exit Facility Credit Agreement, which provides Cash to fund, together with the Rights Offering Proceeds, distribution requirements under the Plan, including the repayment in full in Cash of the DIP Revolving Facility Claims and the ABL Credit Facility Claims.

“Exit Facility Agent” means administrative and collateral agent under the Exit Facility Credit Agreement Documents, or any successor agent.

“Exit Facility Credit Agreement” means the senior secured credit agreement in an amount and on terms satisfactory to the Debtors and the Supporting Noteholders, to be made available to the Debtors or the Reorganized Debtors on the Effective Date on terms and conditions substantially similar to those contained in the Exit Financing Term Sheet.

“Exit Facility Credit Agreement Documents” means the Exit Facility Credit Agreement, and all other related agreements, notes, certificates, documents and instruments, and all exhibits, schedules and annexes thereto entered into in connection with the Exit Facility Credit Agreement to be executed or delivered in connection therewith, with terms and conditions and in form and substance satisfactory to the Debtors and the Supporting Noteholders (in each case, as amended, modified or supplemented from time to time).

“Exit Facility Lenders” means the lender or lenders from time to time under the Exit Facility Credit Agreement.

“Exit Financing Commitment Fee” means any fee that is payable to, as applicable, the Exit Facility Lenders or Standby Exit Facility Lenders in whole or in part in Cash or Reorganized Nuverra Common Stock at the election of the Exit Facility Lenders or Standby Exit Facility Lenders, as applicable, and which may be incorporated as part of an Exit Financing Term Sheet and Exit Facility Credit Agreement, as applicable.

“Exit Financing Term Sheet” means, to the extent filed in the Plan Supplement, the term sheet setting forth the material terms and conditions of the Exit Facility Credit Agreement committed to by an Exit Facility Lender, in form and substance satisfactory to the Debtors and the Supporting Noteholders.

“File”, “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court (or agent thereof) in connection with the Chapter 11 Cases.

“Final Order” means, as applicable, an order, ruling or judgment of the Bankruptcy Court or any other court of competent jurisdiction, as applicable, which has not been reversed, vacated or stayed and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing will then be pending, or as to which any right to appeal, petition for certiorari, reargue, or rehear will have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Reorganized Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court, or other court of competent jurisdiction (as applicable) will have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing will have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing will have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state or provincial court rules of civil procedure, may be filed with respect to such order will not cause such order not to be a Final Order.

“Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

“Holder” means the beneficial holder of any Claim or Equity Interest.

“Ideal Oilfield Documents” means that certain Purchase and Sale Agreement by and among Badlands Power Fuels, LLC, Ideal Oilfield Disposal, LLC, TDL Resources, LLC, 9 Z’s LLC and Chax Holdings, LLC dated as of May 19, 2013 and any related documents or agreements in connection therewith.

“Ideal Oilfield Other Loss Claims” means Claims arising under the Ideal Oilfield Documents, including any guarantee claims against the Badlands (DE) Debtor comprising, related to, arising under or in connection with the Ideal Oilfield Documents, other than any Assumed Ideal Oilfield Claims.

“Impaired” means, with respect to a Claim or Equity Interest, such Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

“Intercompany Claims” means any and all Claims held by any Debtor against any other Debtor.

“Johnsrud Employment Agreement” means that certain employment agreement with Mark D. Johnsrud as Chief Executive Officer, dated April 28, 2017.

“Lien” means a lien as defined in section 101(37) of the Bankruptcy Code on or against any of the Debtors’ property or the Estates.

“Management Incentive Plan” means the management equity incentive compensation plan, the terms of which shall be included in the Plan Supplement and adopted by the Reorganized Nuverra Board on the Effective Date, pursuant to which up to 12.5% of the Reorganized Nuverra Common Stock, on a fully diluted basis, will be reserved for issuance to the Reorganized Debtors’ management and employees.

“New Employment Agreements” means the employment agreements that the Reorganized Debtors shall enter into on the Effective Date with certain individuals in the Debtors’ senior management, which shall be in form and substance satisfactory to the Debtors and the Supporting Noteholders; provided, that Reorganized Nuverra shall assume the Johnsrud Employment Agreement on the Effective Date.

“Nuverra” means Nuverra Environmental Solutions, Inc., a Delaware corporation (formerly known as Heckmann Corporation), a debtor and debtor in possession in the Chapter 11 Cases.

“Nuverra Equity Interests” means any and all Equity Interests in Nuverra.

“Nuverra Group Debtors” is as defined in the introductory paragraph to the Plan.

“Nuverra Group General Unsecured Claims” means any and all unsecured Claims against any of the Nuverra Group Debtors that are not DIP Claims, Administrative Claims, Professional Fee Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, ABL Credit Facility Claims, Term Loan Facility Claims, 2021 Note Claims, 2018 Note Claims, Subordinated Claims, Nuverra Group Rejection Damage and Other Debt Claims or Intercompany Claims.

“Nuverra Group Plan” means the joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code for the Nuverra Group Debtors, all exhibits and schedules to the Nuverra Group Plan, including the Plan Supplement, which is incorporated into the Nuverra Group Plan by reference, as they may be amended, supplemented or modified from time to time in accordance with the terms hereof, and in accordance with the terms of the Bankruptcy Code and the Bankruptcy Rules.

“Nuverra Group Rejection Damage and Other Debt Claims” means all Claims against the Nuverra Group Debtors comprising, related to, arising under or in connection with (i) the rejection of any executory contracts and unexpired leases of the Nuverra Group Debtors by the Nuverra Group Debtors prior to the Effective Date, (ii) the Shallenberger/Skywater Other Loss Claims, (iii) the Ideal Oilfield Other Loss Claims, and (iv) any guarantee claims against the Nuverra Group Debtors comprising, related to, arising under or in connection with the foregoing items (i) through (iii).

“Other Priority Claims” means any and all Claims against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code that are not Administrative Claims or Priority Tax Claims.

“Other Secured Claims” means any and all Secured Claims against any Debtor that are not DIP Claims, ABL Credit Facility Claims, Term Loan Facility Claims, or 2021 Note Claims.

“Out-of-Court Restructuring” means all transactions and agreements related to a restructuring of the Debtors’ indebtedness contemplated by, and taken in connection with, that certain restructuring support agreement, dated as of March 11, 2016, by and among the Debtors and the Holders, as of March 11, 2016, of more than 80% of the 2018 Notes, as described in any of the Debtors’ public filings with the Securities and Exchange Commission since March 2016.

“Payment in Full” means, with respect to the ABL Credit Facility Claims or DIP Revolving Facility Claims, termination of any commitments to make loans or advances or any other extensions of credit and indefeasible repayment in full in Cash of all amounts owing on account of such Claims; provided that (a) in the case of any such Claims with respect to outstanding letters of credit issued under the ABL Credit Agreement or DIP Revolving Facility, as applicable, in lieu of the payment in full in cash, delivery of Letter of Credit Collateralization (as defined in the ABL Credit Agreement or DIP Revolving Facility, as applicable) shall constitute payment in full of such Claims, (b) in the case of any Claims with respect to Bank Product Obligations (as defined in the ABL Credit Agreement or DIP Revolving Facility, as applicable), in lieu of the payment in full in cash, delivery of Bank Product Collateralization (as defined in the ABL Credit Agreement or DIP Revolving Facility, as applicable) in respect thereof shall constitute payment in full of such Claims and (c) in the case of any asserted or threatened (in writing) claims, demands, actions, suits, proceedings, investigations, liabilities, fines, costs, penalties, or damages as of the Effective Date for which ABL Agent, ABL Lenders, DIP Revolving Agent or DIP Revolving Lenders may be entitled to indemnification by any Debtor pursuant to the indemnification provisions in the ABL Credit Agreement or DIP Revolving Facility Credit Agreement, as applicable, in lieu of the payment in full in cash, delivery of cash collateral to ABL Agent or DIP Revolving Agent, as applicable, in such amount as ABL Agent or DIP Revolving Agent determines is reasonably necessary to secure ABL Agent, ABL Lenders, DIP Revolving Agent or DIP Revolving Lenders in respect of such claims, demands, actions, suits, proceedings, investigations, liabilities, fines, costs, penalties, or damages asserted or threatened (in writing) as of the Effective Date shall constitute payment in full of such Obligations. “Paid in Full” shall have a correlative meaning.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.

“Petition Date” means the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

“Plan” means this joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, all exhibits and schedules to the Plan, including the Plan Supplement, which is incorporated herein by reference, as they may be amended, supplemented or modified from time to time in accordance with the terms hereof, and in accordance with the terms of the Bankruptcy Code and the Bankruptcy Rules, including, for the avoidance of doubt, as the context requires, one or more of the Nuverra Group Plan, the AWS Debtor Plan and the Badlands (DE) Debtor Plan or all of them.

“Plan Document” means any and all of the documents, other than the Plan, to be executed, delivered, or performed in connection with the occurrence of the Effective Date, including, without limitation, insofar as such documents are not incorporated into the Plan through inclusion in the Plan Supplement, the Exit Facility Credit Agreement Documents and the Management Incentive Plan, subject to any consent rights set forth in the Restructuring Support Agreement and in the Plan and as may be modified consistent with the Restructuring Support Agreement.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be filed by the Debtors no later than three (3) Business

Days prior to the Confirmation Hearing, as the same may be amended, modified, or supplemented, which shall be in form and substance satisfactory to the Debtors and the Supporting Noteholders, and including, without limitation, the following: (a) the identity of the known members of the Reorganized Nuverra Board and the nature and compensation for any director who is an “insider” under the Bankruptcy Code, (b) the Schedule of Rejected Contracts, (c) the New Employment Agreements, (d) the Exit Financing Term Sheet (if any), (e) the Rights Offering Procedures, (f) the Registration Rights Agreement, (g) the Reorganized Nuverra Constituent Documents, (h) the Warrant Agreement, and (i) all exhibits, attachments, supplements, annexes, schedules, and ancillary documents related to each of the foregoing.

“Plan Value” means the assumed $350 million enterprise valuation of the Reorganized Debtors on the Effective Date, at which the Reorganized Nuverra Common Stock issued in connection with the Rights Offering, will be sold at.

“Priority Tax Claims” means any and all Claims against any Debtor of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Professionals” means (a) any and all professionals employed in the Chapter 11 Cases pursuant to sections 327, 328, or 1103 of the Bankruptcy Code or otherwise and (b) any and all professionals or other entities seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

“Professional Fee Claim” means any and all Claims of a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code.

“Proof of Claim” means a proof of Claim, as defined in Bankruptcy Rule 3001, filed against any of the Debtors in the Chapter 11 Cases.

“Pro-Rata Share” means with respect to any distribution on account of any Allowed Claim in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in such Class.

“Registration Rights Agreement” means that certain registration rights agreement to be included in the Plan Supplement and entered into by Reorganized Nuverra and the Registration Rights Parties on the Effective Date.

“Registration Rights Parties” means Reorganized Nuverra, each Supporting Noteholder (and any Affiliates thereof that receive Reorganized Nuverra Common Stock under the Plan), and each recipient of Reorganized Nuverra Common Stock that, together with its Affiliates, receives 10% or more of the Reorganized Nuverra Common Stock.

“Reinstated” means, with respect to Claims and Equity Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

“Released Parties” means, collectively, and in each case excluding the Excluded Parties, each of: (i) the Debtors; (ii) the Debtors’ other non-Debtor Affiliates; (iii) the Supporting Noteholders; (iv) the Standby Exit Facility Lenders; (v) the ABL Agent; (vi) the ABL Lenders; (vii) the Term Loan Agent, (viii) the Term Loan Lenders, (ix) the DIP Agents; (x) the DIP Lenders; (xi) the 2018 Note Indenture Trustee, (xii) the 2021 Note Indenture Trustee; and (xiii) the Committee; and with respect to each of the foregoing entities, such entities’ predecessors, successors, assigns, subsidiaries, present and former Affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals (including any professionals retained by such entities), and all of the foregoing entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

“Releasing Parties” means, collectively, each Holder of a Claim who (i) does not opt out of the release provisions in the Plan on their Ballot or (ii) votes to accept the Plan.

“Releasing Party Released Claims” has the meaning set forth in Section 9.3(b).

“Remaining Reorganized Nuverra Common Stock” means shares of Reorganized Nuverra Common Stock (subject to dilution by the Management Incentive Plan) issued and outstanding on the Effective Date after giving effect to the distribution of (a) Rights Offering Shares, if any, subscribed to prior to the Effective Date, (b) Reorganized Nuverra Common Stock distributed to Holders of Supporting Noteholder Term Loan Claims in accordance with Section 3.3(d) of this Plan, (c) any Reorganized Nuverra Common Stock distributed in satisfaction of the Exit Financing Commitment Fee and (d) Reorganized Nuverra Common Stock distributed to Holders of Allowed Nuverra Group General Unsecured Claims in accordance with Section 3.3(g) of this Plan.

“Reorganized AWS Debtor” means the AWS Debtor and any successor thereto, by merger, consolidation or otherwise, as reorganized, on or after the Effective Date as reorganized as of the Effective Date in accordance with this Plan.

“Reorganized Badlands (DE) Debtor” means the Badlands (DE) Debtor and any successor thereto, by merger, consolidation or otherwise, as reorganized, on or after the Effective Date as reorganized as of the Effective Date in accordance with this Plan.

“Reorganized Debtor” means, as applicable, the Reorganized Nuverra Group Debtors, the Reorganized AWS Debtor and the Reorganized Badlands (DE) Debtor.

“Reorganized Debtors Constituent Documents” means, on or after the Effective Date, collectively, the Reorganized Nuverra Constituent Documents and (a) the amended and restated by-laws or similar governing document of each Reorganized Debtor other than Reorganized Nuverra, and (b) the amended and restated certificate of incorporation or other formation document of each Reorganized Debtor other than Reorganized Nuverra, each in form and substance satisfactory to the Debtors and the Supporting Noteholders.

“Reorganized Nuverra” means Nuverra and any successor thereto, by merger, consolidation or otherwise, as reorganized, on or after the Effective Date as reorganized as of the Effective Date in accordance with this Plan.

“Reorganized Nuverra Board” means the board of directors of Reorganized Nuverra.

“Reorganized Nuverra By-Laws” means, on or after the Effective Date, the amended and restated by-laws of Reorganized Nuverra, a substantially final form of which, in form and substance satisfactory to the Debtors and the Supporting Noteholders, shall be contained in the Plan Supplement.

“Reorganized Nuverra Certificate of Incorporation” means, on or after the Effective Date, the amended and restated certificate of incorporation of Reorganized Nuverra, a substantially final form of which, in form and substance satisfactory to the Debtors and the Supporting Noteholders, shall be contained in the Plan Supplement.

“Reorganized Nuverra Common Stock” means the shares of common stock of Reorganized Nuverra authorized under the Reorganized Nuverra Certificate of Incorporation and issued pursuant to the Plan.

“Reorganized Nuverra Constituent Documents” means, collectively, the Reorganized Nuverra By-Laws and the Reorganized Nuverra Certificate of Incorporation, each in form and substance satisfactory to the Debtors and the Supporting Noteholders.

“Reorganized Nuverra Group Debtor” means any Nuverra Group Debtor (other than any Debtor that is dissolved prior to the Effective Date pursuant to Section 4.3) and any successor thereto, by merger, consolidation or otherwise, as reorganized, on or after the Effective Date in accordance with this Plan.

“Restructuring Support Agreement” means the agreement, dated as of April 9, 2017, entered into by and among the Debtors and each Supporting Noteholder, as it may be amended, supplemented or modified from time to time in accordance with the terms thereof.

“Rights” means, collectively, the 2021 Noteholder Rights and the 2018 Noteholder Rights.

“Rights Exercise Price” means the price at which shares of Reorganized Nuverra Common Stock may be purchased by a holder of Rights in the Rights Offering and in accordance with the Rights Offering Procedures.

“Rights Offering” means the Rights Offering to be conducted in accordance with Section 4.14 hereof, through which (i) the 2018 Noteholder Rights will be offered to Holders of Allowed 2018 Note Claims against the Nuverra Group Debtors and (ii) the 2021 Noteholder Rights will be offered to Holders of Allowed 2021 Note Claims, which in the aggregate, comprise Rights to subscribe for and purchase $105 million of Reorganized Nuverra Common Stock at the Rights Exercise Price in accordance with the Rights Offering Procedures.

“Rights Offering Order” means the order of the Bankruptcy Court authorizing the commencement of the Rights Offering and approving the Rights Offering Procedures.

“Rights Offering Procedures” means, as applicable, the procedures set forth in the Rights Offering Order for the implementation of the Rights Offering approved in the Rights Offering Order.

“Rights Offering Proceeds” means the proceeds of the Rights Offering as of the Effective Date.

“Rights Offering Shares” means shares of Reorganized Nuverra Common Stock issued pursuant to the Rights Offering.

“Schedule of Rejected Contracts” means the schedule of executory contracts and unexpired leases to be rejected by the Debtors pursuant to the Plan and included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time by the Debtors with the consent of the Supporting Noteholders.

“Secured Claims” means any and all Claims against any Debtor that are secured by a Lien on, or security interest in, property of such Debtor, or that has the benefit of rights of setoff under section 553 of the Bankruptcy Code, but only to the extent of the value of the Holder’s interest in such Debtor’s interest in such property, or to the extent of the amount subject to setoff, which value shall be determined as provided in section 506 of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security” has the meaning ascribed to such term in section 101(49) of the Bankruptcy Code.

“Shallenberger/Skywater Claims” means the Claims of any of the Shallenberger/Skywater Parties under the Shallenberger/Skywater Documents, including any guarantee claims against the AWS Debtor comprising, related to, arising under or in connection with the Shallenberger/Skywater Documents.

“Shallenberger/Skywater Documents” means (i) the AWS Lease, (ii) the AWS Promissory Note, (iii) the settlement agreement dated June 9, 2015 among Nuverra, the AWS Debtor, certain other Nuverra Group Debtors and certain Shallenberger/Skywater Parties, (iv) the option agreement dated June 9, 2015 among the AWS Debtor and certain Shallenberger/Skywater Parties and (v) any other documents and agreements related to the foregoing.

“Shallenberger/Skywater Other Loss Claims” means any Claims related to, arising out of, arising under, or arising in connection with, the Shallenberger/Skywater Documents that are not Assumed Shallenberger/Skywater Claims.

“Shallenberger/Skywater Parties” means (i) Shallenberger Construction, Inc, (ii) Skywater Development, LLC, (iii) S&D Holdings, LLC, (iv) Shallenberger Enterprises, Inc., (v) Terrance C. Shallenberger, Jr. and (vi) any affiliates of the foregoing that are party to, or have an interest in, any of the Shallenberger/Skywater Documents.

“Solicitation and Disclosure Statement” means the solicitation and disclosure statement relating to the Plan (including any exhibits and schedules thereto) in form and substance satisfactory to the Debtors and the Supporting Noteholders, as such solicitation and disclosure statement may be amended, supplemented, or modified from time to time.

“Stamp or Similar Tax” means any stamp tax, recording tax, personal property tax, conveyance fee, intangibles or similar tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes imposed or assessed by any Governmental Unit.

“Standby Exit Facility Lenders” means the Term Lenders.

“Subordinated Claim” means any Existing Securities Law Claims and any Claim that is subject to (a) subordination under section 510(b) of the Bankruptcy Code or (b) equitable subordination as determined by the Bankruptcy Court in a Final Order, including, without limitation, any Claim for or arising from the rescission of a purchase, sale, issuance, or offer of a Security of any Debtor; for damages arising from the purchase or sale of such a Security; or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claims.

“Supporting Noteholders” means the Holders of 2021 Notes and the Term Loan Lenders who have executed the Restructuring Support Agreement, and such other Holders of 2021 Notes and Term Loan Lenders that may enter into the Restructuring Support Agreement from time to time.

“Supporting Noteholder Professionals” means, collectively, Fried, Frank, Harris, Shriver & Jacobson LLP and Pachulski, Stang, Ziehl & Jones LLP, as legal advisors to the Supporting Noteholders.

“Supporting Noteholder Term Loan Claims” means, collectively, (i) the DIP Term Loan Facility Claims, (ii) the Term Loan Facility Claims, and (iii) the Term Loan Conversion Fee.

“Surviving Equity Interests” means any and all Equity Interests that are not Nuverra Equity Interests.

“Surviving Obligations” means (i) the obligations of Debtors under the DIP Revolving Facility (including indemnification obligations) that by the terms of the DIP Revolving Facility survive the termination of the DIP Revolving Facility, and (ii) to the extent any Letters of Credit or Bank Product Obligations under and as defined in the ABL Credit Agreement or DIP Revolving Facility remain issued and outstanding, the obligations of the Debtors under the ABL

Credit Agreement or DIP Revolving Facility, as applicable, in respect of Letters of Credit, Bank Product Obligations and fees, charges, costs and expenses with respect thereto.

“Term Loan Agent” means Wilmington Savings Fund Society, FSB, as administrative agent for the Term Loan Lenders under the Term Loan Documents or any successor agent thereof.

“Term Loan Conversion Fee” means the equity conversion fee in the amount of $3,750,000 earned by the Supporting Noteholders as consideration for agreeing to support the treatment of the Supporting Noteholder Term Loan Claims pursuant to the Plan.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of April 15, 2016 by and among Nuverra, the Term Loan Agent (as successor to Wilmington Savings Fund Society, FSB), the Term Loan Lenders and the other parties thereto, as amended, modified or supplemented from time to time.

“Term Loan Documents” means the Term Loan Credit Agreement together with all documentation executed in connection therewith (in each case, as amended, modified or supplemented from time to time).

“Term Loan Facility” means the term loan facility provided for under the Term Loan Credit Agreement.

“Term Loan Facility Claims” means any and all Claims against any Debtor related to, arising out of, arising under, or arising in connection with, Term Loan Facility and the Term Loan Documents.

“Term Loan Lenders” means the lender parties to the Term Loan Documents.

“Unimpaired” means, with respect to any Claim or Equity Interest, such Claim or Equity Interest that is not Impaired.

“Unsecured Claim Reorganized Nuverra Common Stock” means an amount of Reorganized Nuverra Common Stock equal to 1.25% of the Remaining Reorganized Nuverra Common Stock.

“Unsecured Claim Warrants” means warrants, issued in accordance with this Plan and as more fully set forth in the Warrant Agreement, to purchase an amount of Reorganized Nuverra Common Stock equivalent to 1% of the Remaining Reorganized Nuverra Common Stock at an exercise price set assuming an enterprise value for Reorganized Nuverra of $507.6 million and with an exercise term expiring upon the later of (i) five (5) years from the Effective Date and (ii) any exercise term granted to Mark D. Johnsrud as Chief Executive Officer of Reorganized Nuverra; provided, that, in no event shall the term of such warrants exceed seven (7) years from the Effective Date.

“U.S. Trustee” means the United States Trustee for the District of Delaware.

“Vehicle Financing Obligations” means the vehicle financing obligations of the Debtors under agreements for the leasing, purchase or other financing of vehicles used in the Company’s business, as of March 30, 2017.

“Voting Deadline” means the deadline to submit votes to accept or reject the Plan, May 26, 2017, which may be extended by the Debtors, subject to the terms of the Restructuring Support Agreement.

“Warrant Agreement” means the agreement governing the Unsecured Claim Warrants, which shall contain customary terms and conditions and be in form and substance reasonably satisfactory to the Debtors, the Supporting Noteholders and the Committee, the form of which shall be contained in the Plan Supplement.

Section 1.2	Rules of Interpretation and Computation of Time.

(a)    For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document substantially shall be in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (e) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (h) any term used in capitalized form in the Plan that is not defined in the Plan but is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

(b)    In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

Section 1.3	Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

Section 1.4	Consent Rights of the Supporting Noteholders.

Notwithstanding anything herein to the contrary, any and all consent rights of the Supporting Noteholders set forth in the Restructuring Support Agreement including with respect to the form and substance of this Plan, the Plan Supplement, any Plan Document, and any other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section 1.1 hereof) and fully enforceable as if stated in full herein.

ARTICLE II.

UNCLASSIFIED CLAIMS

Section 2.1	Administrative Claims.

(a)    Each Holder of an Allowed Administrative Claim, other than DIP Claims, shall receive, in full satisfaction and discharge thereof, Cash equal to the unpaid amount of such Allowed Administrative Claim (except to the extent that such Holder agrees to less favorable treatment thereof) either on, or as soon as practicable after, the latest of (a) the Effective Date, (b) the date that is 10 Business Days after the date on which such Administrative Claim becomes Allowed, (c) the date on which such Administrative Claim becomes due and payable pursuant to any agreement between a Debtor and the Holder, and (d) such other date as mutually may be agreed to by such Holder and the Debtors with the consent of the Supporting Noteholders. Notwithstanding the foregoing, any Allowed Administrative Claim based on a liability incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases may be paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto.

(b)    Administrative Claim Bar Date. Except with respect to requests for allowance of compensation and reimbursement of Professional Fee Claims and as otherwise provided in this Article II, requests for payment of Administrative Claims, if required, must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than 45 Business Days after the Effective Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claim by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claim against the Debtors or Reorganized Debtors or their property, and such Administrative Claim shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than 75 Business Days after the Effective Date or such later date as the Bankruptcy Court may approve. Notwithstanding the foregoing, no request for payment of an Administrative Claim shall be required with respect to: (a) any DIP Claims, or (b) any other Administrative Claims determined to be an Allowed Administrative Claim by Final Order, including all Administrative Claims expressly made Allowed Administrative Claims under this Plan.

Section 2.2	Priority Tax Claims.

Each Holder of an Allowed Priority Tax Claim shall receive, in full satisfaction and discharge thereof, Cash equal to the unpaid amount of such Allowed Priority Tax Claim (except to the extent that such Holder agrees to less favorable treatment thereof) either on, or as soon as practicable after, the latest of (a) the Effective Date, (b) the date that is 10 Business Days after the date on which such Priority Tax Claim becomes Allowed, (c) the date on which such Priority Tax Claim becomes due and payable and (d) such other date as mutually may be agreed to by and among such Holder and the Debtors with the consent of the Supporting Noteholders, acting reasonably and in good faith; provided, however, that the Debtors shall be authorized, at their option, with the consent of the Supporting Noteholders, and in lieu of payment in full of an Allowed Priority Tax Claim, to make deferred Cash payments on account thereof in the manner and to the extent permitted under section 1129(a)(9)(C) of the Bankruptcy Code.

Section 2.3	Professional Fee Claims.

(a)    Each Professional requesting compensation pursuant to sections 330, 331 or 503(b) of the Bankruptcy Code for services rendered in connection with the Chapter 11 Cases prior to the Effective Date shall File an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases no later than 35 Business Days following the Effective Date and any Holder of a Professional Fee Claim that does not File and serve such application by such date shall be forever barred from asserting such Claim against the Debtors, Reorganized Debtors, or their respective properties, and such Claims shall be deemed discharged as of the Effective Date. Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and counsel to the Reorganized Debtors no later than 60 Business Days after the Effective Date (unless otherwise agreed by the party requesting compensation of a Professional Fee Claim).

(b)    Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate and any Debtor or Reorganized Debtor, as the case may be, may pay the charges incurred by the Debtors or Reorganized Debtors, as the case may be, on and after the Effective Date for any Professional Fee Claim, without application to or approval by the Bankruptcy Court.

Section 2.4	DIP Revolving Facility Claims.

In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Revolving Facility Claim, each such Allowed DIP Revolving Facility Claim shall be Paid in Full by the Debtors on the Effective Date in an amount equal to the Allowed amount of such DIP Revolving Facility Claim. DIP Revolving Facility Claims shall be Allowed Claims pursuant to the terms of the DIP Financing Order and the Plan. Upon the Payment in Full of the DIP Revolving Facility Claims in accordance with the terms of this Plan, all Liens granted to secure such obligations shall be terminated and of no further force and effect (other than any cash collateral retained by the DIP Revolving Agent pursuant to the definition Payment in Full).

Section 2.5	DIP Term Loan Facility Claims.

In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Term Loan Facility Claim, each such Allowed DIP Term Loan Facility Claim shall receive the treatment set forth in Section 3.3(d). The DIP Term Loan Facility Claims shall be Allowed in the aggregate amount outstanding under the DIP Term Loan Facility as of the

Effective Date. Upon satisfaction in full of the DIP Term Loan Facility Claims and Payment in Full of the DIP Revolving Facility Claims in accordance with the terms of this Plan, all Liens granted to secure the obligations under the DIP Term Loan Facility shall be terminated and of no further force and effect.

Section 2.6	Payment of Fees and Expenses.

The fees and expenses of the DIP Agents, the DIP Lenders, the Standby Exit Facility Lenders, Term Loan Agents, the 2021 Note Indenture Trustee, and their respective professionals, and the Supporting Noteholders’ Professionals shall be paid in connection with this Plan or any applicable orders entered by the Bankruptcy Court, on the Effective Date, or, with the consent of the DIP Agents, the DIP Lenders, the Standby Exit Facility Lenders, Term Loan Agents, the 2021 Note Indenture Trustee, and the Supporting Noteholders (as applicable), as soon as reasonably practicable thereafter. Nothing herein shall require the professionals for the DIP Lenders, the DIP Agents, the Standby Exit Facility Lenders, Term Loan Agents, the 2021 Note Indenture Trustee or the Supporting Noteholders to file applications with, or otherwise seek approval of, the Bankruptcy Court as a condition to the payment of such fees and expenses.

Section 2.7	U.S. Trustee Statutory Fees.

Notwithstanding anything to the contrary contained herein, on the Effective Date, the Debtors shall pay, in full, in Cash, any and all Bankruptcy Fees due and owing to the U.S. Trustee at the time of Confirmation Date. On and after the Effective Date, the Reorganized Debtors shall be responsible for filing required post-confirmation reports and paying quarterly Bankruptcy Fees due to the U.S. Trustee for the Reorganized Debtors until the entry of a final decree in the Chapter 11 Cases or until the Chapter 11 Cases are converted or dismissed.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

Section 3.1	Classification.

The categories of Claims and Equity Interests listed below (other than Administrative Claims and Priority Tax Claims, which are not required to be classified pursuant to section 1123(a)(1) of the Bankruptcy Code) classify Claims and Equity Interests for all purposes, including for purposes of voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that such Claim or Equity Interest qualifies within the description of such Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest has not been paid or otherwise settled prior to the Effective Date. Certain of the Debtors may not have any Holders of Claims or Equity Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.3. All Nuverra Equity Interests shall be cancelled, extinguished and discharged on the Effective Date, and all Surviving

Equity Interests shall remain outstanding on and after the Effective Date, subject to the terms hereof.

The classification and the manner of satisfying all Claims under this Plan take into consideration (a) the existence of guarantees or alleged guarantees by the Debtors of obligations of other Debtors or Entities, and (b) that Debtors may be joint obligors with other Debtors or Entities with respect to the same obligation. The Holders of Claims will be entitled to only one distribution with respect to any given obligation of the Debtors under the Plan, including in circumstances where more than one Debtor is liable for the Claim.

Section 3.2	Class Identification

(a)    Class Identification for the Nuverra Group Debtors.

The Nuverra Group Plan constitutes a separate chapter 11 plan of reorganization for each Nuverra Group Debtor, each of which shall include the classifications set forth below. The following chart represents the classification of Claims and Interests for each Nuverra Group Debtor pursuant to the Nuverra Group Plan.

Class	Claims and Equity Interests	Status	Voting Rights
Class A1	Other Priority Claims against the Nuverra Group Debtors	Unimpaired	No (deemed to accept)

Class A2	Other Secured Claims against the Nuverra Group Debtors	Unimpaired	No (deemed to accept)

Class A3	ABL Credit Facility Claims against the Nuverra Group Debtors	Unimpaired	No (deemed to accept)

Class A4	Supporting Noteholder Term Loan Claims against the Nuverra Group Debtors	Impaired	Yes

Class A5	2021 Note Claims against the Nuverra Group Debtors	Impaired	Yes

Class A6	2018 Note Claims against the Nuverra Group Debtors	Impaired	Yes

Class A7	Nuverra Group General Unsecured Claims	Unimpaired	No (deemed to accept)

Class A8	Nuverra Group Rejection Damage and Other Debt Claims	Impaired	No (deemed to reject)

Class A9	Intercompany Claims against the Nuverra Group Debtors	Unimpaired	No (deemed to accept)

Class A10	Subordinated Claims against the Nuverra Group Debtors	Impaired	No (deemed to reject)

Class A11	Nuverra Equity Interests	Impaired	No (deemed to reject)

Class A12	Surviving Equity Interests of the Nuverra Group Debtors	Unimpaired	No (deemed to accept)

(b)    Class Identification for AWS Debtor.

The AWS Debtor Plan constitutes a separate chapter 11 plan of reorganization for the AWS Debtor. The following chart represents the classification of Claims and Interests for the AWS Debtor pursuant to the AWS Debtor Plan.

Class	Claims and Equity Interests	Status	Voting Rights
Class B1	Other Priority Claims against the AWS Debtor	Unimpaired	No (deemed to accept)

Class B2	Other Secured Claims against the AWS Debtor	Unimpaired	No (deemed to accept)

Class B3	ABL Credit Facility Claims against the AWS Debtor	Unimpaired	No (deemed to accept)

Class B4	Supporting Noteholder Term Loan Claims against the AWS Debtor	Impaired	Yes

Class B5	2021 Note Claims against the AWS Debtor	Impaired	Yes

Class B6	AWS Debtor Unsecured Debt Claims	Impaired	No (deemed to reject)

Class B7	AWS Debtor General Unsecured Claims	Unimpaired	No (deemed to accept)

Class B8	Intercompany Claims against the AWS Debtor	Unimpaired	No (deemed to accept)

Class B9	Subordinated Claims against the AWS Debtor	Impaired	No (deemed to reject)

Class B10	Surviving Equity Interests of the AWS Debtor	Unimpaired	No (deemed to accept)

(c)    Class Identification for Badlands (DE) Debtor.

The Badlands (DE) Debtor Plan constitutes a separate chapter 11 plan of reorganization for the Badlands (DE) Debtor. The following chart represents the classification of Claims and Interests for the Badlands (DE) Debtor pursuant to the Badlands (DE) Debtor Plan.

Class	Claims and Equity Interests	Status	Voting Rights
Class C1	Other Priority Claims against the Badlands (DE) Debtor	Unimpaired	No (deemed to accept)

Class C2	Other Secured Claims against the Badlands (DE) Debtor	Unimpaired	No (deemed to accept)

Class C3	ABL Credit Facility Claims against the Badlands (DE) Debtor	Unimpaired	No (deemed to accept)

Class	Claims and Equity Interests	Status	Voting Rights
Class C4	Supporting Noteholder Term Loan Claims against the Badlands (DE) Debtor	Impaired	Yes

Class C5	2021 Note Claims against the Badlands (DE) Debtor	Impaired	Yes

Class C6	Badlands (DE) Debtor Unsecured Debt Claims	Impaired	No (deemed to reject)

Class C7	Badlands (DE) Debtor General Unsecured Claims	Unimpaired	No (deemed to accept)

Class C8	Intercompany Claims against the Badlands (DE) Debtor	Unimpaired	No (deemed to accept)

Class C9	Subordinated Claims against the Badlands (DE) Debtor	Impaired	No (deemed to reject)

Class C10	Surviving Equity Interests of the Badlands (DE) Debtor	Unimpaired	No (deemed to accept)

Section 3.3	Treatment and Voting Rights of Claims and Equity Interests.

(a)	Class A1—Other Priority Claims against the Nuverra Group Debtors.

(i)	Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Other Priority Claims against the Nuverra Group Debtors are unaltered by the Plan. Except to the extent that a Holder of an Allowed Other Priority Claim against the Nuverra Group Debtors agrees to less favorable treatment, each Holder of such an Allowed Claim shall receive Cash in an amount sufficient to leave unaltered the legal, equitable and contractual rights to which such Claim entitles such Holder, on, or as soon as practicable after, the latest of (a) the Effective Date, (b) the date that is 10 Business Days after the date on which such Other Priority Claim becomes Allowed, (c) the date on which such Other Priority Claim otherwise is due and payable, and (d) such other date as mutually may be agreed to by and among such Holder and the Nuverra Group Debtors with the consent of the Supporting Noteholders.

(ii)	Impairment and Voting: Allowed Other Priority Claims against the Nuverra Group Debtors are Unimpaired. Holders of Allowed Other Priority Claims against the Nuverra Group Debtors are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Allowed Other Priority Claims against the Nuverra Group Debtors.

(b)	Class A2—Other Secured Claims against the Nuverra Group Debtors.

(i)	Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Other Secured Claims against the Nuverra Group Debtors are unaltered by the Plan. Except to the extent that a Holder of an Allowed Other Secured Claim against the Nuverra Group Debtors agrees to less favorable treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim against the Nuverra Group Debtors becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each Holder of an Allowed Other Secured Claim against the Nuverra Group Debtors shall, at the option of the Reorganized Nuverra Group Debtors, either (a) receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim, or (b) have such Claim Reinstated. The failure of the Debtors or any other party in interest to File an objection, prior to the Effective Date, with respect to any Other Secured Claim against the Nuverra Group Debtors that is Reinstated hereunder shall be without prejudice to the rights of the Reorganized Nuverra Group Debtor or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Article X of the Plan) when and if such Claim is sought to be enforced.

(ii)	Impairment and Voting: Allowed Other Secured Claims against the Nuverra Group Debtors are Unimpaired and Holders of such Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Allowed Other Secured Claims against the Nuverra Group Debtors.

(c)	Class A3—ABL Credit Facility Claims against the Nuverra Group Debtors.

(i)	Treatment: The legal, equitable, and contractual rights of the Holders of Allowed ABL Credit Facility Claims against the Nuverra Group Debtors are unaltered by the Plan. Except to the extent that a Holder of an ABL Credit Agreement Claim against the Nuverra Group Debtors agrees to less favorable treatment, each Holder of such an Allowed Claim shall receive, in full and final satisfaction of its Allowed ABL Credit Agreement Claim against the Nuverra Group Debtors (except in respect of the Surviving Obligations), Cash on the Effective Date in an amount sufficient for the Payment in Full of such Allowed Claim, including all interest, fees, costs and other charges that may have accrued on account of such Claim.

(ii)

Impairment and Voting: ABL Credit Facility Claims against the Nuverra Group Debtors are Unimpaired. Holders of ABL Credit Facility Claims against the Nuverra Group Debtors are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Claims.

(iii)	Allowance: The ABL Credit Facility Claims against the Nuverra Group Debtors shall be deemed Allowed on the Effective Date in the aggregate principal amount outstanding on the Petition Date (A) plus, to the extent permitted under the ABL Credit Agreement Documents and the DIP Financing Order, (1) any accrued and unpaid fees, costs and other charges thereon through the Effective Date, (2) any accrued and unpaid interest thereon immediately prior to the Petition Date, (3) any accrued and unpaid interest thereon payable at the non-default rate from and after the Petition Date through the Effective Date, and (B) minus, to the extent permitted under the ABL Credit Agreement Documents and the DIP Financing Order, any and all amounts paid by the Debtors to the Holders of ABL Credit Facility Claims during the Chapter 11 Cases and applied to reduce the ABL Credit Facility Claims.

(d)	Class A4—Supporting Noteholder Term Loan Claims against the Nuverra Group Debtors.

(i)	Treatment: The Supporting Noteholder Term Loan Claims against the Nuverra Group Debtors will be treated as follows: (a) $78,750,000 of the Supporting Noteholder Term Loan Claims, in the aggregate, shall convert into shares of Reorganized Nuverra Common Stock on a dollar for dollar basis at the Plan Value (subject to dilution by the Management Incentive Plan) and (b) the remaining Supporting Noteholder Term Loan Claims, if any, shall first be paid in Cash from the Excess Rights Offering Proceeds, and any remaining balance shall be converted into Reorganized Nuverra Common Stock on a dollar for dollar basis at the Plan Value (subject to dilution by the Management Incentive Plan). On the Effective Date, the Supporting Noteholder Term Loan Claims against the Nuverra Group Debtors shall be cancelled and discharged.

(ii)	Impairment and Voting: The Supporting Noteholder Term Loan Claims against the Nuverra Group Debtors are Impaired and Holders of Term Loan Facility Claims are entitled to vote to accept or reject the Plan.

(iii)	Allowance: The Supporting Noteholder Term Loan Claims against the Nuverra Group Debtors shall be deemed Allowed on the Effective Date, in the aggregate principal amount of (a) the DIP Term Loan Facility Claims and (b) approximately $80 million of Term Loan Facility Claims, plus any accrued and unpaid interest thereon payable at the non-default rate through the Effective Date.

(e)	Class A5—2021 Note Claims against the Nuverra Group Debtors.

(i)	Treatment: Each Holder of Allowed 2021 Note Claims against the Nuverra Group Debtors shall receive, in full and final satisfaction of its Allowed 2021 Note Claims against the Nuverra Group Debtors, its Pro-Rata Share of (i) 98.75% of the Remaining Reorganized Nuverra Common Stock and (ii) 2021 Noteholder Rights, subject to the terms of Section 4.14 hereof. On the Effective Date, all of the 2021 Notes shall be cancelled and discharged.

(ii)	Impairment and Voting: 2021 Note Claims against the Nuverra Group Debtors are Impaired and Holders of such Allowed Claims are entitled to vote to accept or reject the Plan.

(iii)	Allowance: The 2021 Note Claims against the Nuverra Group Debtors shall be deemed Allowed on the Effective Date in the aggregate principal amount of approximately $356 million, plus any accrued and unpaid interest thereon payable at the non-default rate through the Petition Date.

(f)	Class A6—2018 Note Claims against the Nuverra Group Debtors.

(i)	Treatment: Each Holder of Allowed 2018 Note Claims against the Nuverra Group Debtors shall receive, in full and final satisfaction of its Allowed 2018 Note Claims against the Nuverra Group Debtors, but subject to the charging lien of the 2018 Note Indenture Trustee, its Pro-Rata Share of (i) the Class A6 Reorganized Nuverra Common Stock, (ii) the Class A6 Unsecured Claim Warrants and (iii) 2018 Noteholder Rights, subject to the terms of Section 4.14 hereof, and (iv) Cash in the amount of $350,000. On the Effective Date, all of the 2018 Notes shall be cancelled and discharged as set forth in Section 4.5 hereof.

(ii)	Impairment and Voting: 2018 Note Claims against the Nuverra Group Debtors are Impaired and Holders of such Claims are entitled to vote to accept or reject the Plan.

(iii)	Allowance: The 2018 Note Claims against the Nuverra Group Debtors shall be deemed Allowed on the Effective Date in the aggregate principal amount of approximately $40,436,000, plus any accrued and unpaid interest thereon payable at the non-default rate through the Petition Date.

(g)	Class A7—Nuverra Group General Unsecured Claims.

(i)

Treatment: Except to the extent that a Holder of a Nuverra Group General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Nuverra Group General Unsecured Claim, (a) the legal, equitable and contractual rights to which the Allowed Nuverra Group General Unsecured Claim entitles the Holder of such Claim will remain unaltered, or (b) if such Allowed Nuverra Group General Unsecured Claim is due and payable in Cash on or before the

Effective Date, the Holder of such Allowed Nuverra Group General Unsecured Claim shall receive, payment in Cash or otherwise treated in a manner to render Unimpaired such Nuverra Group General Unsecured Claim, on the later of (a) the Effective Date (or as soon as is reasonably practical thereafter) or (b) the date that is 10 Business Days after the date such Nuverra Group General Unsecured Claim becomes an Allowed Nuverra Group General Unsecured Claim. For avoidance of doubt, if an Allowed Nuverra Group General Unsecured Claim is not due and payable before the Effective Date, the Holder of such Allowed Claim may be paid in the ordinary course of business consistent with past practices. Notwithstanding the foregoing, if an Allowed Nuverra Group General Unsecured Claim is, by the terms of such Claim, payable in stock, such Allowed Claim may, with the consent of the Supporting Noteholders, be paid with Reorganized Nuverra Common Stock in an amount sufficient to render Unimpaired such Nuverra Group General Unsecured Claim.

(ii)	Impairment and Voting: Nuverra Group General Unsecured Claims are Unimpaired and Holders of such Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Allowed Nuverra Group General Unsecured Claims.

(h)	Class A8— Nuverra Group Rejection Damage and Other Debt Claims.

(i)	Treatment: On the Effective Date, all of the Nuverra Group Rejection Damage and Other Debt Claims shall be cancelled and discharged. Each Holder of Allowed Nuverra Group Rejection Damage and Other Debt Claims shall receive, in full and final satisfaction of its Allowed Nuverra Group Rejection Damage and Other Debt Claims, its Pro-Rata Share of (i) the Class A8 Reorganized Nuverra Common Stock and (ii) the Class A8 Unsecured Claim Warrants.

(ii)	Impairment and Voting: Nuverra Group Rejection Damage and Other Debt Claims are Impaired. Holders of Nuverra Group Rejection Damage and Other Debt Claims conclusively are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Nuverra Group Rejection Damage and Other Debt Claims.

(i)	Class A9—Intercompany Claims against the Nuverra Group Debtors.

(i)

Treatment: Unless otherwise agreed by the Debtors and the Supporting Noteholders, in full and final satisfaction, settlement, release, and discharge of, and exchange for such Allowed Intercompany Claim against the Nuverra Group Debtors, on the Effective Date the legal, equitable and contractual rights to which the Allowed Intercompany Claim against the Nuverra Group Debtors entitles the Holder of such Claim will remain unaltered and treated in the ordinary course of business consistent with past practices.

(ii)	Impairment and Voting: All Intercompany Claims against the Nuverra Group Debtors are deemed Unimpaired and Holders of such Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Intercompany Claims against the Nuverra Group Debtors.

(j)	Class A10—Subordinated Claims against the Nuverra Group Debtors.

(i)	Treatment: Subordinated Claims against the Nuverra Group Debtors are subordinated pursuant to this Plan and section 510 of the Bankruptcy Code. On the Effective Date, all Subordinated Claims against the Nuverra Group Debtors shall be cancelled and discharged and the Holders of such Claims shall not receive or retain any property under this Plan on account of such Subordinated Claims against the Nuverra Group Debtors.

(ii)	Impairment and Voting: Subordinated Claims against the Nuverra Group Debtors are Impaired and Holders of such Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Subordinated Claims against the Nuverra Group Debtors.

(k)	Class A11—Nuverra Equity Interests.

(i)	Treatment: On the Effective Date, all of the Nuverra Equity Interests shall be cancelled and discharged. Holders thereof shall not receive a distribution on account of such Nuverra Equity Interests.

(ii)	Impairment and Voting: Nuverra Equity Interests are Impaired. Holders of Nuverra Equity Interests conclusively are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Nuverra Equity Interests.

(l)	Class A12—Surviving Equity Interests of the Nuverra Group Debtors.

(i)	Treatment: On the Effective Date, Surviving Equity Interests of the Nuverra Group Debtors shall be Reinstated.

(ii)	Impairment and Voting: Surviving Equity Interests of the Nuverra Group Debtors are Unimpaired and Holders of such Equity Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Surviving Equity Interests of the Nuverra Group Debtors.

(m)	Class B1—Other Priority Claims against the AWS Debtor.

(i)	Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Other Priority Claims against the AWS Debtor are unaltered by the Plan. Except to the extent that a Holder of an Allowed Other Priority Claim against the AWS Debtor agrees to less favorable treatment, each Holder of such an Allowed Claim shall receive Cash in an amount sufficient to leave unaltered the legal, equitable and contractual rights to which such Claim entitles such Holder, on, or as soon as practicable after, the latest of (a) the Effective Date, (b) the date that is 10 Business Days after the date on which such Other Priority Claim against the AWS Debtor becomes Allowed, (c) the date on which such Other Priority Claim against the AWS Debtor otherwise is due and payable, and (d) such other date as mutually may be agreed to by and among such Holder and the AWS Debtor with the consent of the Supporting Noteholders.

(ii)	Impairment and Voting: Allowed Other Priority Claims against the AWS Debtor are Unimpaired. Holders of Allowed Other Priority Claims against the AWS Debtor conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Allowed Other Priority Claims against the AWS Debtor.

(n)	Class B2—Other Secured Claims against the AWS Debtor.

(i)

Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Other Secured Claims against the AWS Debtor are unaltered by the Plan. Except to the extent that a Holder of an Allowed Other Secured Claim against the AWS Debtor agrees to less favorable treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each Holder of an Allowed Other Secured Claim against the AWS Debtor shall, at the option of the Reorganized AWS Debtor, either (a) receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim, or (b) have such Claim Reinstated. The failure of the AWS Debtor or any other party in interest to File an objection, prior to the Effective Date, with respect to any Other Secured Claim against the AWS Debtor that is Reinstated hereunder shall be without prejudice to the rights of the Reorganized AWS Debtor or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Article X of the Plan) when and if such Claim is sought to be enforced.

(ii)	Impairment and Voting: Allowed Other Secured Claims against the AWS Debtor are Unimpaired and Holders of such Allowed Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Allowed Other Secured Claims.

(o)	Class B3—ABL Credit Facility Claims against the AWS Debtor.

(i)	Treatment: The legal, equitable, and contractual rights of the Holders of Allowed ABL Credit Facility Claims against the AWS Debtor are unaltered by the Plan. Except to the extent that a Holder of an ABL Credit Agreement Claim against the AWS Debtor agrees to less favorable treatment, each Holder of such an Allowed Claim shall receive, in full and final satisfaction of its Allowed ABL Credit Agreement Claim against the AWS Debtors (except in respect of the Surviving Obligations), Cash on the Effective Date in an amount sufficient for the Payment in Full of such Allowed Claim, including all interest, fees, costs and other charges that may have accrued on account of such Claim.

(ii)	Impairment and Voting: ABL Credit Facility Claims against the AWS Debtor are Unimpaired. Holders of ABL Credit Facility Claims against the AWS Debtor are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Claims.

(iii)	Allowance: The ABL Credit Facility Claims against the AWS Debtor shall be deemed Allowed on the Effective Date in the aggregate principal amount outstanding on the Petition Date (A) plus, to the extent permitted under the ABL Credit Agreement Documents and the DIP Financing Order, (1) any accrued and unpaid fees, costs and other charges thereon through the Effective Date, (2) any accrued and unpaid interest thereon immediately prior to the Petition Date, (3) any accrued and unpaid interest thereon payable at the non-default rate from and after the Petition Date through the Effective Date, and (B) minus, to the extent permitted under the ABL Credit Agreement Documents and the DIP Financing Order, any and all amounts paid by the Debtors to the Holders of ABL Credit Facility Claims during the Chapter 11 Cases and applied to reduce the ABL Credit Facility Claims.

(p)	Class B4—Supporting Noteholder Term Loan Claims against the AWS Debtor.

Treatment: The Supporting Noteholder Term Loan Claims against the AWS Debtor will be treated as follows: (a) $78,750,000 of the Supporting Noteholder Term Loan Claims, in the aggregate, shall convert into shares of Reorganized Nuverra Common Stock on a dollar for dollar basis at the Plan Value (subject to dilution by the Management Incentive Plan) and (b) the remaining Supporting Noteholder Term Loan Claims, if any, shall first be paid in Cash from the Excess Rights Offering Proceeds, and any remaining balance shall be converted into Reorganized Nuverra Common Stock on a dollar for dollar basis at the Plan Value (subject to dilution by the Management Incentive Plan). On the Effective Date, the Supporting Noteholder Term Loan Claims against the AWS Debtor shall be cancelled and discharged.

(i)	Impairment and Voting: The Supporting Noteholder Term Loan Claims against the AWS Debtor are Impaired and Holders of Term Loan Facility Claims are entitled to vote to accept or reject the Plan.

(ii)	Allowance: The Supporting Noteholder Term Loan Claims against the AWS Debtor shall be deemed Allowed on the Effective Date, in the aggregate principal amount of (a) the DIP Term Loan Facility Claims and (b) approximately $80 million of Term Loan Facility Claims, plus any accrued and unpaid interest thereon payable at the non-default rate through the Effective Date.

(q)	Class B5—2021 Note Claims against the AWS Debtor.

(i)	Treatment: Each Holder of Allowed 2021 Note Claims against the AWS Debtor shall receive, in full and final satisfaction of its Allowed 2021 Note Claims against the AWS Debtor, its Pro-Rata Share of (i) 98.75% of the Remaining Reorganized Nuverra Common Stock and (ii) 2021 Noteholder Rights, subject to the terms of Section 4.14 hereof. On the Effective Date, all of the 2021 Notes shall be cancelled and discharged.

(ii)	Impairment and Voting: 2021 Note Claims against the AWS Debtor are Impaired and Holders of such Allowed Claims are entitled to vote to accept or reject the Plan.

(iii)	Allowance: The 2021 Note Claims against the AWS Debtor shall be deemed Allowed on the Effective Date in the aggregate principal amount of approximately $356 million, plus any accrued and unpaid interest thereon payable at the non-default rate through the Petition Date.

(r)	Class B6—AWS Debtor Unsecured Debt Claims.

(i)	Treatment: On the Effective Date, all of the AWS Debtor Unsecured Debt Claims shall be cancelled and discharged. Each Holder of Allowed AWS Debtor Unsecured Debt Claims, other than AWS 2018 Note Guaranty Claims, shall receive, in full and final satisfaction of its AWS Debtor Unsecured Debt Claims, its Pro-Rata Share of (i) the Class B6 Reorganized Nuverra Common Stock and (ii) the Class B6 Unsecured Claim Warrants.

(ii)	Impairment and Voting: AWS Debtor Unsecured Debt Claims are Impaired. Holders of AWS Debtor Unsecured Debt Claims conclusively are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such AWS Debtor Unsecured Debt Claims.

(s)	Class B7— AWS Debtor General Unsecured Claims.

(i)	Treatment: Except to the extent that a Holder of an AWS Debtor General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed AWS Debtor General Unsecured Claims, (a) the legal, equitable and contractual rights to which the Allowed AWS Debtor General Unsecured Claim entitles the Holder of such Claim will remain unaltered, or (b) if such Allowed AWS Debtor General Unsecured Claim is due and payable in Cash on or before the Effective Date, the Holder of such Allowed AWS Debtor General Unsecured Claim shall receive, payment in Cash or otherwise treated in a manner to render Unimpaired such AWS Debtor General Unsecured Claim, on the later of (a) the Effective Date (or as soon as is reasonably practical thereafter) or (b) the date that is 10 Business Days after the date such AWS Debtor General Unsecured Claim becomes an Allowed AWS Debtor General Unsecured Claim. For avoidance of doubt, if an Allowed AWS Debtor General Unsecured Claim is not due and payable before the Effective Date, the Holder of such Allowed Claim may be paid in the ordinary course of business consistent with past practices.

(ii)	Impairment and Voting: AWS Debtor General Unsecured Claims are Unimpaired and Holders of such Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Allowed AWS Debtor General Unsecured Claims.

(t)	Class B8—Intercompany Claims against the AWS Debtor.

(i)

Treatment: Unless otherwise agreed by the Debtors and the Supporting Noteholders, in full and final satisfaction, settlement, release, and discharge of, and exchange for such Allowed Intercompany Claim against the AWS Debtor, on the Effective Date the legal, equitable and contractual rights to which the Allowed Intercompany Claim against the AWS Debtor entitles the Holder of such Claim will remain unaltered and treated in the ordinary course of business consistent with past practices.

(ii)	Impairment and Voting: All Intercompany Claims against the AWS Debtor are deemed Unimpaired and Holders of such Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Intercompany Claims against the AWS Debtor.

(u)	Class B9—Subordinated Claims against the AWS Debtor.

(i)	Treatment: Subordinated Claims against the AWS Debtor are subordinated pursuant to this Plan and section 510 of the Bankruptcy Code. On the Effective Date, all Subordinated Claims against the AWS Debtor shall be cancelled and discharged and the Holders of such Claims shall not receive or retain any property under this Plan on account of such Subordinated Claims against the AWS Debtor.

(ii)	Impairment and Voting: Subordinated Claims against the AWS Debtor are Impaired and Holders of such Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Subordinated Claims against the AWS Debtor.

(v)	Class B10—Surviving Equity Interests of the AWS Debtor.

(i)	Treatment: On the Effective Date, Surviving Equity Interests of the AWS Debtor shall be Reinstated.

(ii)	Impairment and Voting: Surviving Equity Interests of the AWS Debtor are Unimpaired and Holders of such Equity Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Surviving Equity Interests of the AWS Debtor.

(w)	Class C1—Other Priority Claims against the Badlands (DE) Debtor.

(i)

Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Other Priority Claims against the Badlands (DE) Debtor are unaltered by the Plan. Except to the extent that a Holder of an Allowed Other Priority Claim against the Badlands (DE) Debtor agrees to less favorable treatment, each Holder of such an Allowed Claim shall receive

Cash in an amount sufficient to leave unaltered the legal, equitable and contractual rights to which such Claim entitles such Holder, on, or as soon as practicable after, the latest of (a) the Effective Date, (b) the date that is 10 Business Days after the date on which such Other Priority Claim against the Badlands (DE) Debtor becomes Allowed, (c) the date on which such Other Priority Claim against the Badlands (DE) Debtor otherwise is due and payable, and (d) such other date as mutually may be agreed to by and among such Holder and the Badlands (DE) Debtor with the consent of the Supporting Noteholders.

(ii)	Impairment and Voting: Allowed Other Priority Claims against the Badlands (DE) Debtor are Unimpaired. Holders of Allowed Other Priority Claims against the Badlands (DE) Debtor conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Allowed Other Priority Claims against the Badlands (DE) Debtor.

(x)	Class C2—Other Secured Claims against the Badlands (DE) Debtor.

(i)	Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Other Secured Claims against the Badlands (DE) Debtor are unaltered by the Plan. Except to the extent that a Holder of an Allowed Other Secured Claim against the Badlands (DE) Debtor agrees to less favorable treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each Holder of an Allowed Other Secured Claim against the Badlands (DE) Debtor shall, at the option of the Reorganized Badlands (DE) Debtor, either (a) receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim, or (b) have such Claim Reinstated. The failure of the Debtors or any other party in interest to File an objection, prior to the Effective Date, with respect to any Other Secured Claim against the Badlands (DE) Debtor that is Reinstated hereunder shall be without prejudice to the rights of the Reorganized Debtors or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Article X of the Plan) when and if such Claim is sought to be enforced.

(ii)

Impairment and Voting: Allowed Other Secured Claims against Badlands (DE) Debtor are Unimpaired and Holders of such Allowed Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Allowed Other Secured Claims against the Badlands (DE) Debtor.

(y)	Class C3—ABL Credit Facility Claims against the Badlands (DE) Debtor.

(i)	Treatment: The legal, equitable, and contractual rights of the Holders of Allowed ABL Credit Facility Claims against the Badlands (DE) Debtor are unaltered by the Plan. Except to the extent that a Holder of an ABL Credit Agreement Claim against the Badlands (DE) Debtor agrees to less favorable treatment, each Holder of such an Allowed Claim shall receive, in full and final satisfaction of its Allowed ABL Credit Agreement Claim against the Badlands (DE) Debtor (except in respect of the Surviving Obligations), Cash on the Effective Date in an amount sufficient for the Payment in Full of such Allowed Claim, including all interest, fees, costs and other charges that may have accrued on account of such Claim.

(ii)	Impairment and Voting: ABL Credit Facility Claims against the Badlands (DE) Debtor are Unimpaired. Holders of ABL Credit Facility Claims against the Badlands (DE) Debtor are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Claims.

(iii)	Allowance: The ABL Credit Facility Claims against the Badlands (DE) Debtor shall be deemed Allowed on the Effective Date in the aggregate principal amount outstanding on the Petition Date (A) plus, to the extent permitted under the ABL Credit Agreement Documents and the DIP Financing Order, (1) any accrued and unpaid fees, costs and other charges thereon through the Effective Date, (2) any accrued and unpaid interest thereon immediately prior to the Petition Date, (3) any accrued and unpaid interest thereon payable at the non-default rate from and after the Petition Date through the Effective Date, and (B) minus, to the extent permitted under the ABL Credit Agreement Documents and the DIP Financing Order, any and all amounts paid by the Debtors to the Holders of ABL Credit Facility Claims during the Chapter 11 Cases and applied to reduce the ABL Credit Facility Claims.

(z)	Class C4—Supporting Noteholder Term Loan Claims against the Badlands (DE) Debtor.

(i)

Treatment: The Supporting Noteholder Term Loan Claims against the Badlands (DE) Debtor will be treated as follows: (a) $78,750,000 of the Supporting Noteholder Term Loan Claims, in the aggregate, shall convert into shares of Reorganized Nuverra Common Stock on a dollar for dollar basis at the Plan Value (subject to dilution by the Management Incentive Plan) and (b) the remaining Supporting Noteholder Term Loan Claims, if any, shall first be paid in Cash from the Excess Rights Offering Proceeds, and any remaining balance shall be converted into Reorganized Nuverra Common Stock on a dollar for dollar basis at the Plan Value (subject to dilution by the Management Incentive Plan). On the Effective Date, the Supporting Noteholder Term Loan Claims against the Badlands (DE) Debtor shall be cancelled and discharged.

(ii)	Impairment and Voting: The Supporting Noteholder Term Loan Claims against the Badlands (DE) Debtor are Impaired and Holders of Term Loan Facility Claims are entitled to vote to accept or reject the Plan.

(iii)	Allowance: The Supporting Noteholder Term Loan Claims against the Badlands (DE) Debtor shall be deemed Allowed on the Effective Date, in the aggregate principal amount of (a) the DIP Term Loan Facility Claims and (b) approximately $80 million of Term Loan Facility Claims, plus any accrued and unpaid interest thereon payable at the non-default rate through the Effective Date.

(aa)	Class C5—2021 Note Claims against the Badlands (DE) Debtor.

(i)	Treatment: Each Holder of Allowed 2021 Note Claims against the Badlands (DE) Debtor shall receive, in full and final satisfaction of its Allowed 2021 Note Claims against the Badlands (DE) Debtor, its Pro-Rata Share of (i) 98.75% of the Remaining Reorganized Nuverra Common Stock and (ii) 2021 Noteholder Rights, subject to the terms of Section 4.14 hereof. On the Effective Date, all of the 2021 Notes shall be cancelled and discharged.

(ii)	Impairment and Voting: 2021 Note Claims against the Badlands (DE) Debtor are Impaired and Holders of such Allowed Claims are entitled to vote to accept or reject the Plan.

(iii)	Allowance: The 2021 Note Claims against the Badlands (DE) Debtor shall be deemed Allowed on the Effective Date in the aggregate principal amount of approximately $356 million, plus any accrued and unpaid interest thereon payable at the non-default rate through the Petition Date.

(bb)	Class C6— Badlands (DE) Debtor Unsecured Debt Claims.

(i)	Treatment: On the Effective Date, all of the Badlands (DE) Debtor Unsecured Debt Claims shall be cancelled and discharged. Each Holder of Allowed Badlands (DE) Debtor Unsecured Debt Claims, other than Badlands (DE) 2018 Note Guaranty Claims, shall receive, in full and final satisfaction of its Badlands (DE) Debtor Unsecured Debt Claims, its Pro-Rata Share of (i) the Class C6 Reorganized Nuverra Common Stock and (ii) the Class C6 Unsecured Claim Warrants.

(ii)	Impairment and Voting: Badlands (DE) Debtor Unsecured Debt Claims are Impaired. Holders of Badlands (DE) Debtor Unsecured Debt Claims conclusively are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Badlands (DE) Debtor Unsecured Debt Claims.

(cc)	Class C7— Badlands (DE) Debtor General Unsecured Claims.

(i)	Treatment: Except to the extent that a Holder of a Badlands (DE) Debtor General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Badlands (DE) Debtor General Unsecured Claim, (a) the legal, equitable and contractual rights to which the Allowed Badlands (DE) Debtor General Unsecured Claim entitles the Holder of such Claim will remain unaltered, or (b) if such Allowed Badlands (DE) Debtor General Unsecured Claim is due and payable in Cash on or before the Effective Date, the Holder of such Allowed Badlands (DE) Debtor General Unsecured Claim shall receive, payment in Cash or otherwise treated in a manner to render Unimpaired such Badlands (DE) Debtor General Unsecured Claim, on the later of (a) the Effective Date (or as soon as is reasonably practical thereafter) or (b) the date that is 10 Business Days after the date such Badlands (DE) Debtor General Unsecured Claim becomes an Allowed Badlands (DE) Debtor General Unsecured Claim. For avoidance of doubt, if an Allowed Badlands (DE) Debtor General Unsecured Claim is not due and payable before the Effective Date, the Holder of such Allowed Claim may be paid in the ordinary course of business consistent with past practices.

(ii)	Impairment and Voting: Badlands (DE) Debtor General Unsecured Claim are Unimpaired and Holders of such Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Allowed Badlands (DE) Debtor General Unsecured Claim.

(dd)	Class C8—Intercompany Claims against the Badlands (DE) Debtor.

(i)	Treatment: Unless otherwise agreed by the Debtors and the Supporting Noteholders, in full and final satisfaction, settlement, release, and discharge of, and exchange for such Allowed Intercompany Claim against the Badlands (DE) Debtor, on the Effective Date the legal, equitable and contractual rights to which the Allowed Intercompany Claim against the Badlands (DE) Debtor entitles the Holder of such Claim will remain unaltered and treated in the ordinary course of business consistent with past practices.

(ii)	Impairment and Voting: All Intercompany Claims against the Badlands (DE) Debtor are deemed Unimpaired and Holders of such Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Intercompany Claims against the Badlands (DE) Debtor.

(ee)	Class C9—Subordinated Claims against the Badlands (DE) Debtor.

(i)	Treatment: Subordinated Claims against the Badlands (DE) Debtor are subordinated pursuant to this Plan and section 510 of the Bankruptcy Code. On the Effective Date, all Subordinated Claims against the Badlands (DE) Debtor shall be cancelled and discharged and the Holders of such Claims shall not receive or retain any property under this Plan on account of such Subordinated Claims against the Badlands (DE) Debtor.

(ii)	Impairment and Voting: Subordinated Claims against the Badlands (DE) Debtor are Impaired and Holders of such Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Subordinated Claims against the Badlands (DE) Debtor.

(ff)	Class C10—Surviving Equity Interests of the Badlands (DE) Debtor.

(i)	Treatment: On the Effective Date, Surviving Equity Interests of the Badlands (DE) Debtor shall be Reinstated.

(ii)	Impairment and Voting: Surviving Equity Interests of the Badlands (DE) Debtor are Unimpaired and Holders of such Equity Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Surviving Equity Interests of the Badlands (DE) Debtor.

Section 3.4	Elimination of Vacant Classes.

Any Class of Claims or Equity Interests that does not have a Holder of any Allowed Claim or Allowed Equity Interest or Claim or Equity Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

Section 3.5	Voting; Presumptions; Solicitation.

(a)    Acceptance by Certain Impaired Classes. Only Holders of Allowed Claims in Class A4, Class A5, Class A6, Class B4, Class B5, Class C4 and Class C5 are entitled to vote to accept or reject the applicable Plan. An Impaired Class of Claims shall have accepted this Plan if (a) the Holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (b) the Holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Class A4, Class A5, Class A6, Class B4, Class B5, Class C4 and Class C5 will receive ballots containing detailed voting instructions.

(b)    Deemed Acceptance by Unimpaired Classes. Holders of Claims and Equity Interests in Classes A1, A2, A3, A7, A9, A12, B1, B2, B3, B7, B8, B10, C1, C2, C3, C7, C8 and C10 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such Holders are not entitled to vote to accept or reject this Plan.

(c)    Deemed Rejection by Certain Impaired Classes. Holders of Claims and Equity Interests in Classes A8, A10, A11, B6, B9, C6 and C9 are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, such Holders are not entitled to vote to accept or reject this Plan.

Section 3.6	Cram Down.

If any Class of Claims or Equity Interests entitled to vote on an applicable Plan shall not vote to accept the Plan, the Debtors may (a) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify the Plan in accordance with Section 11.3 hereof. With respect to any Class of Claims or Equity Interests that conclusively is presumed to reject the Plan, the Debtors may request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code. If a controversy arises as to whether any Claims or Equity Interests, any Class of Claims or Equity Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

Section 3.7	No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Entity’s right to object on any basis to any Claim, including after the Effective Date and in any forum.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 4.1	Compromise of Controversies.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

Section 4.2	Sources of Cash for Plan Distribution.

Except as otherwise provided in the Plan or Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Debtors’ and the Reorganized Debtors’ operations and Cash balances, the Rights Offering Proceeds and, if necessary, the Exit Facility Credit Agreement proceeds.

Section 4.3	Continued Corporate Existence.

Except as otherwise provided in this Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law and pursuant to the Reorganized Debtor’s Constituent Documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On or after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law, and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (a) a Reorganized Debtor to be merged into another Reorganized Debtor or an Affiliate of a Reorganized Debtor; (b) a Reorganized Debtor to be dissolved; (c) the legal name of a Reorganized Debtor to be changed; (d) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter; or (e) the reincorporation of a Reorganized Debtor under the law of jurisdictions other than the law under which the Debtor currently is incorporated.

Section 4.4	Corporate Action.

(a)    Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized, approved, and directed in all respects, including: (1) selection of the directors and officers of the Reorganized Debtors, (2) the distribution of the Reorganized Nuverra Common Stock as provided herein, (3) the execution and entry into the Exit Facility Credit Agreement and Exit Facility Credit Agreement Documents, and (4) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date) and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court. All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have timely occurred and shall be in effect and shall be authorized and approved in all respects, without any requirement of further action by the security Holders, directors, or officers of the Debtors or the Reorganized Debtors or otherwise.

(b)    On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and, as applicable, directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, operating agreements, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including the Reorganized Nuverra Common Stock, the Exit Facility Credit Agreement, and any and all agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Section 4.4 shall be effective notwithstanding any requirements under nonbankruptcy law.

Section 4.5	Cancellation of Existing Securities and Agreements.

On the Effective Date, except as otherwise specifically provided for in the Plan: (a) the obligations of the Debtors under any certificate, share, note, bond, agreement, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan, if any) shall be cancelled, terminated and of no further force or effect, without further act or action, and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder, and (b) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated or assumed pursuant to the Plan, if any) shall be released and discharged.

Notwithstanding such cancellation and discharge, each of the 2021 Note Indenture, the 2018 Note Indenture, the ABL Credit Agreement, the Term Loan Credit Agreement, the DIP Term Loan Facility and the DIP Revolving Facility shall continue in effect to the extent necessary to: (a) allow Holders of Claims under such agreements to receive applicable Plan distributions; (b) allow the Reorganized Debtors, the 2021 Note Indenture Trustee, the 2018 Note Indenture Trustee, the Term Loan Agent and the ABL Agent to make applicable distributions pursuant to this Plan on account of the 2021 Note Claims, the 2018 Note Claims, the Term Loan Facility Claims, the ABL Credit Facility Claims, the DIP Term Loan Facility Claims, and the DIP Revolving Facility Claims, as applicable, and deduct therefrom such reasonable compensation, fees, and expenses (i) due to the 2021 Note Indenture Trustee, the 2018 Note Indenture Trustee, the Term Loan Agent or the ABL Agent under the 2021 Note Indenture, the 2018 Note Indenture, the Term Loan Credit Agreement or the ABL Credit Agreement, as applicable, or (ii) incurred by the 2021 Note Indenture Trustee, the 2018 Note Indenture Trustee, the Term Loan Agent or the ABL Agent in making such distributions pursuant to this Plan; and (c) allow the 2021 Note Indenture Trustee, the 2018 Note Indenture Trustee, the Term Loan Agent and the ABL Agent to (i) be compensated and reimbursed for fees and expenses, in Cash, in accordance with the 2021 Note Indenture, the 2018 Note Indenture, the Term Loan Credit Agreement or the ABL Credit Agreement, (ii) maintain and exercise their respective charging liens against applicable Plan distributions, (iii) appear and be heard in the Chapter 11 Cases or in any proceedings in the Bankruptcy Court or any other court, (iv) enforce any obligation owed to them under the Plan, and (v) enforce their rights, claims, and interests vis-à-vis any parties other than the Released Parties.

Except as provided pursuant to this Plan, each of the 2021 Note Indenture Trustee, the 2018 Note Indenture Trustee, the Term Loan Agent, the ABL Agent and their respective agents, successors, and assigns shall be fully discharged of all of their duties and obligations associated with the 2021 Note Indenture, the 2018 Note Indenture, the Term Loan Credit Agreement or the ABL Credit Agreement, respectively.

On the Effective Date, subject only to the reinstatement provisions set forth in section 2.15 of the Pari Passu Intercreditor Agreement and section 6.8 of the Second Lien Intercreditor Agreement (as those terms are defined in the DIP Financing Order), all subordination provisions in the DIP Facilities, the ABL Credit Agreement Documents, the Term Loan Documents and the 2021 Note Indenture and related documents are compromised and settled by the Plan and neither the DIP Agents, the ABL Agent, Term Loan Agent nor the DIP Lenders, ABL Lenders or Term Lenders shall have any Claim to any Class A4, Class A5, Class A6, Class B4, Class B5, Class C4 or Class C5 distribution under the Plan by reason of any such subordination provisions.

Section 4.6	Release of Liens.

Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is an Allowed Secured Claim as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtor and its successors and assigns. For the avoidance of doubt, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged on the Effective Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court, or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.

Section 4.7	Cancellation of Certain Existing Security Interests.

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the Holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such Holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

Section 4.8	Vesting of Assets.

Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with the Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and interests. Subject to the terms of the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

Section 4.9	Issuance of Reorganized Nuverra Common Stock.

Shares of Reorganized Nuverra Common Stock shall be authorized under the Reorganized Nuverra Certificate of Incorporation, and shares of Reorganized Nuverra Common Stock shall be issued on the Effective Date and distributed as soon as practicable thereafter in accordance with the Plan. All of the Reorganized Nuverra Common Stock issuable in accordance with the Plan, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable. The issuance of the Reorganized Nuverra Common Stock is authorized without the need for any further corporate action and without any further action by any Holder of a Claim or Equity Interest.

Section 4.10	Section 1145 Exemption from Registration.

The issuance of and the distribution under this Plan of the Reorganized Nuverra Common Stock and the Rights shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code. These Securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the Holder is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 4.11	SEC Reporting Requirements and Listing of Reorganized Nuverra Common Stock.

As of the Effective Date, Reorganized Nuverra shall be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a) -78(pp). Reorganized Nuverra will use best efforts to cause the listing of Reorganized Nuverra Common Stock on the New York Stock Exchange, the NASDAQ Stock Market, or another nationally recognized exchange as soon as practicable subject to meeting applicable listing requirements following the Effective Date.

Section 4.12	Reorganized Debtors Constituent Documents.

On, or as soon as practicable after, the Effective Date, the Reorganized Debtors shall (a) make any and all filings that may be required in connection with the Reorganized Debtors Constituent Documents with the appropriate governmental offices and or agencies and (b) take any and all other actions that may be required to render the Reorganized Debtors Constituent Documents effective.

Section 4.13	Directors and Officers of the Reorganized Debtors.

(a)    Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of the Reorganized Nuverra Board shall be disclosed in the Plan Supplement. On the Effective Date, the Reorganized Nuverra Board shall consist of five (5) members: the chief executive officer, two (2) individuals designated by Ascribe Capital LLC and two (2) individuals designated by Gates Capital Management, Inc. The composition of the Reorganized Nuverra Board shall fully comply with the standards and rules of the SEC and the New York Stock Exchange or another applicable nationally recognized exchange that apply to boards of public companies. Each member of the Reorganized Nuverra Board shall assume such position upon the Effective Date. Any subsequent Reorganized Nuverra Board shall be elected, classified, and composed in a manner consistent with the Reorganized Debtors Constituent Documents and applicable non-bankruptcy law.

(b)    Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each of the officers of Reorganized Nuverra identifiable as of the Effective Date shall be disclosed in the Plan Supplement. Such officers shall serve in accordance with applicable non-bankruptcy law and, as applicable, the New Employment Agreements, which shall replace any existing employment agreements for such employees in effect prior to the Effective Date; provided, that Mark D. Johnsrud shall serve as Chief Executive Officer pursuant to the Johnsrud Employment Agreement, which shall be assumed by the Debtors on the Effective Date.

(c)    The existing officers and directors of the Debtors other than Nuverra shall initially serve in their respective capacities as officers and directors of the applicable Reorganized Debtors unless otherwise provided in the Plan Supplement.

Section 4.14	Rights Offering.

(a)    Following the Confirmation Date, the Debtors will commence the Rights Offering in accordance therewith. The Rights Offering shall be conducted, and the Rights Offering Shares shall be issued to Holders of 2021 Note Claims, and Holders of 2018 Note Claims against the Nuverra Group Debtors, that exercise their respective Rights pursuant to the Rights Offering Procedures to be filed with the Plan Supplement. Notwithstanding anything to the contrary in the Plan, the Debtors may determine at any time, with the consent of the Supporting Noteholders, to not conduct the Rights Offering.

(b)    On or as soon as practical after the Effective Date, the Reorganized Debtors shall issue the Rights Offering Shares, in exchange for payments previously received therefor, to those

Holders of 2021 Note Claims, and 2018 Note Claims against the Nuverra Group Debtors, that, in accordance with the Rights Offering Procedures and the Plan, validly exercised their respective Rights to participate in the Rights Offering.

(c)    The Rights Offering shall be commenced and completed in accordance with the dates set forth in the Rights Offering Procedures; provided, however, that the Debtors may modify the Rights Offering, or cancel, withdraw or terminate the Rights Offering at any time, with the consent of the Supporting Noteholders.

(d)    On the Effective Date, the proceeds of the Rights Offering shall be used: (a) to provide the Reorganized Debtors with additional liquidity for working capital and general corporate purposes; and (b) to fund distributions on or after the Effective Date and pursuant to the Plan.

Section 4.15	Exit Facility Credit Agreement.

(a)    On the Effective Date, the Reorganized Debtors shall be authorized to enter into the Exit Facility Credit Agreement without the need for any further corporate action. The Confirmation Order shall be deemed approval of the Exit Facility Credit Agreement (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility Credit Agreement, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the Exit Facility Credit Agreement, and such other Exit Facility Credit Agreement Documents as the Exit Facility Lenders may reasonably require, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate the Exit Facility Credit Agreement. The Reorganized Debtors may use the Exit Facility Credit Agreement for any purpose permitted thereunder, including the funding of obligations under the Plan.

(b)    Upon the date the Exit Facility Credit Agreement becomes effective: (i) the Debtors and the Reorganized Debtors are authorized to execute and deliver the Exit Facility Credit Agreement Documents and perform their obligations thereunder, including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages, or indemnities, and (ii) the Exit Facility Credit Agreement Documents shall constitute the legal, valid, and binding obligations of the Reorganized Debtors that are parties thereto, enforceable in accordance with their respective terms and (iii) no obligation, payment, transfer, or grant of security under the Exit Facility Credit Agreement Documents shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff, or counterclaim. The Debtors and the Reorganized Debtors, as applicable, and the other persons granting any Liens and security interests to secure the obligations under the Exit Facility Credit Agreement Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence perfection of such Liens and security interests under the provisions of any applicable federal, state, provincial, or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the occurrence of the Effective Date, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

Section 4.16	Management Incentive Plan.

On and after the Effective Date, the Management Incentive Plan shall be adopted by the Reorganized Nuverra Board to provide designated members of management and employees of the Reorganized Debtors with equity-based incentive grants (including, without limitation, options and restricted stock units) for (12.5%) of the fully-diluted shares of Reorganized Nuverra Common Stock. Management Incentive Plan awards of equity-based incentives not granted on the Effective Date or shortly thereafter will remain in the Management Incentive Plan reserve pool for future grants. The specific identities of recipients, amounts and timing of Management Incentive Plan grants and other terms and conditions of the Management Incentive Plan will be determined by the Reorganized Nuverra Board.

Section 4.17	Registration Rights Agreement.

On the Effective Date, the Registration Rights Parties shall enter into the Registration Rights Agreement satisfactory to the Debtors and the Supporting Noteholders, acting reasonably and in good faith. The Registration Rights Agreement shall provide the Registration Rights Parties with certain demand registration rights and with piggyback registration rights. The Registration Rights Agreement shall provide that as soon as practicable after the Effective Date, Reorganized Debtor shall file, and shall thereafter use its best efforts to cause to be declared effective as promptly as practicable, a registration statement on Form S-1 (or other appropriate form) for the offer and resale of the Reorganized Nuverra Common Stock held by the Registration Rights Parties. The Registration Rights Agreement shall contain customary terms and conditions, including, without limitation, provisions with respect to blackout periods. The Registration Rights Agreement shall also provide for the Reorganized Debtors, promptly following the Effective Date, to use best efforts to take all necessary actions to enhance the public float of the Reorganized Nuverra Common Stock, including the filing of applicable registration statements and resale shelves as soon as practicable, and to pursue all transactions (strategic or otherwise) to enhance the liquidity of holders of the Reorganized Nuverra Common Stock.

Section 4.18	Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, it may still confirm the Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code with the consent of the Supporting Noteholders.

Section 4.19	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, and without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 5.1	Assumption of Executory Contracts and Unexpired Leases.

(a)    All executory contracts and unexpired leases of the Debtors that are not (a) rejected by the Debtors prior to the Effective Date, (b) subject to a motion seeking such rejection as of the Effective Date, (c) specifically deemed rejected by the Debtors pursuant to the Plan or Plan Supplement, (d) specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts, shall be deemed to have been assumed by the Debtors pursuant to sections 365 and 1123 of the Bankruptcy Code without further notice or order of the Bankruptcy Court. Each executory contract and unexpired lease assumed pursuant to this Article V but not assigned to a third party shall revest in, and be fully enforceable by, the applicable contracting Reorganized Debtor(s) in accordance with the terms thereof, except as otherwise modified by the provisions of the Plan, or by any order of the Bankruptcy Court.

(b)    Entry of the Confirmation Order shall constitute approval of the assumptions, rejections, and, to the extent applicable, the assumptions and assignments of such executory contracts or unexpired leases as set forth in the Plan, all pursuant to Bankruptcy Code sections 365(a) and 1123. The Confirmation Order shall constitute an order of the Bankruptcy Court: (a) approving the assumption, assumption and assignment or rejection, as the case may be, of executory contracts and unexpired leases, as described above, pursuant to Bankruptcy Code sections 365(a) and 1123(b)(2); (b) providing that the Reorganized Debtors have properly provided for any applicable Cure Claims; (c) providing that each assumption, assignment, or rejection, as the case may be, is in the best interest of the Reorganized Debtors, their Estates, and all parties in interest in the Chapter 11 Cases; and (d) providing that the requirements for assumption or assumption and assignment of any executory contract or unexpired lease to be assumed have been satisfied. Unless otherwise indicated, all assumptions or rejections of executory contracts and unexpired leases pursuant to the Plan are effective as of the Effective Date. Notwithstanding anything to the contrary in the Plan, the Debtors (with the consent of the Supporting Noteholders) or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Contracts at any time before the Effective Date.

Section 5.2	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.

(a)    Any monetary amount by which any executory contract or unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, in accordance with section 365(b)(1) of the Bankruptcy Code by payment of the default amount in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree.

(b)    At least 14 days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, notices of proposed assumption and proposed amounts of Cure Claims to the applicable third parties, which notices shall include procedures for objecting to proposed assumptions of executory contracts and unexpired leases and any amounts of Cure Claims to be paid in connection therewith and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an executory contract or unexpired lease to a proposed assumption or related Cure Claim amount must be filed, served, and actually received by the Debtors at least five (5) days before the Confirmation Hearing. Any counterparty to an executory contract or unexpired lease that fails to object timely to the proposed assumption or Cure Claim amount will be deemed to have assented to such assumption or Cure Claim amount.

(c)    In the event of a dispute regarding (a) the amount of any payments to cure such a default or (b) any other matter pertaining to assumption, the payment of Cure Claims required by Bankruptcy Code section 365(b)(1) shall be made no later than ten (10) Business Days following the entry of a Final Order or orders resolving the dispute and approving the assumption. If the Debtors are unable to resolve an objection to a proposed assumption or Cure Claim amount in a manner that is satisfactory to the Debtors and the Supporting Noteholders, the Debtors (with the consent of the Supporting Noteholders), or the Reorganized Debtors, as applicable, expressly reserve the right, to reject the executory contract or unexpired lease on or before 10 Business Days following the entry of a Final Order regarding the proposed assumption and Cure Claim amount.

(d)    Except as otherwise provided in the Confirmation Order, the only adequate assurance of future performance with respect to assumed contracts shall be the promise of the applicable Reorganized Debtor to perform all obligations under any executory contract or unexpired lease under this Plan. The Debtors reserve the right (with the consent of the Supporting Noteholders) to file a motion on or before the Confirmation Date to assume or reject any executory contract and unexpired lease.

(e)    Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full cure and release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of the assumption and all Claims arising from any pre-assumption breach or default will forever be barred from assertion against the Debtors or the Reorganized Debtors, the Estates and their property, unless otherwise ordered by the Bankruptcy Court. Any Proof of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

Section 5.3	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Allowed Claims arising from the rejection of executory contracts or unexpired leases (i) against the Nuverra Group Debtors are treated in Class A8—Nuverra Group Rejection

Damage and Other Debt Claims, (ii) against the AWS Debtor are treated in Class B6—AWS Debtor Unsecured Debt Claims, and (iii) against the Badlands (DE) Debtor are treated in Class C6—Badlands (DE) Debtor Unsecured Debt Claims. Notwithstanding section 502(a) of the Bankruptcy Code, since the Holders of such Claims shall not receive a distribution on account of such Claims pursuant to the Plan, except as otherwise set forth in this Plan, such Holders of Claims shall not be required to file Proofs of Claim.

Section 5.4	Indemnification of Directors, Officers and Employees.

Any obligations or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of Covered Persons pursuant to any applicable certificates of incorporation, by-laws, policy of providing employee indemnification, state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such Covered Persons based upon any act or omission related to such Covered Persons’ service with, for, or on behalf of the Debtors prior to the Effective Date, excluding claims resulting from willful misconduct, or intentional tort, shall be treated as if they were executory contracts that are assumed under the Plan and shall survive the Effective Date and remain unaffected hereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability is owed in connection with an occurrence before or after the Petition Date. No such assumption shall in any way extend the scope or term of any such indemnification provision beyond that contemplated in the underlying contract or document as applicable.

Section 5.5	Employee Benefit Programs.

Except as otherwise provided herein and except for any employee equity or equity-based compensation or incentive plan, on and after the Effective Date, the Reorganized Debtors may (a) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans for, among other things, compensation (other than equity based compensation related to Equity Interests), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity at any time, and (b) honor, in the ordinary course of business, Claims of employees for accrued vacation time arising before the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan. Nothing herein shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans; provided, further, however, that, to the extent that the Debtors enter into New Employment Agreements, the terms of such New Employment Agreements shall govern the Debtors’ responsibilities with respect to the employees entering such agreements. Notwithstanding anything herein to the contrary, the New Employment Agreements to be entered into on the Effective Date shall supersede any other existing employment agreements, severance plans or agreements, incentive plans or other compensation agreements with or for the benefit of the applicable officer party to the New

Employment Agreement, and all existing employment agreements, severance plans or agreements, incentive plans and other compensation arrangements with any officers or members of senior management to whom an offer to enter into a New Employment Agreement has been made, shall be deemed rejected by the Debtors pursuant to this Plan.

Notwithstanding the foregoing, the change of control provisions (including without limitation any right of such a participant to terminate employment for “good reason” and any Company funding obligation) shall not be triggered under any employment agreement, severance plan or agreement, benefit plan, or deferred compensation plan, in each case solely as a result of (a) the Debtors’ emergence from chapter 11 of the Bankruptcy Code as contemplated by this Plan, (b) the execution and delivery of the Restructuring Support Agreement or (c) the consummation of the transactions provided in the Restructuring Support Agreement and or this Plan (or otherwise contemplated by the Restructuring Support Agreement and or this Plan to occur prior to or on or about the Effective Date). Any Claims arising from the rejection of any employment agreement, severance plans or agreements, incentive plans, or other compensation agreement shall be deemed waived by the holder thereof and discharged pursuant to this Plan.

On and after the Effective Date, pursuant to Bankruptcy Code section 1129(a)(13), the Reorganized Debtors shall pay all retiree benefits of the Debtors (within the meaning of Bankruptcy Code section 1114), if any, at the level established in accordance with Bankruptcy Code section 1114, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors are obligated to provide such benefits.

Section 5.6	Insurance Policies.

All insurance policies pursuant to which any Debtor has any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

Section 5.7	Reimbursement Agreements Concerning Professional Fee Claims.

On the Effective Date, the Company shall assume all of the agreements with the Supporting Noteholders that contain reimbursement obligations with respect to the Supporting Noteholders’ Professional Fee Claims including (a) that certain letter agreement dated March 11, 2016 among Fried, Frank, Harris, Shriver & Jacobson LLP, the Supporting Noteholders and Nuverra on behalf of itself and its direct and indirect subsidiaries and (b) that certain letter agreement among local counsel to the Supporting Noteholders, the Supporting Noteholders and Nuverra on behalf of itself and its direct and indirect subsidiaries, and all amounts owed under such agreements shall be Allowed and paid by the Debtors in full in Cash on the Effective Date without the necessity to file a Proof of Claim or file any application or receive any approval from the Bankruptcy Court.

Section 5.8	Reservation of Rights.

Nothing contained in the Plan shall constitute an admission by the Debtors that any contract or lease is in fact an executory contract or unexpired lease or that any Reorganized Debtor has any liability thereunder.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

Section 6.1	Date of Distributions.

Except as otherwise provided in the Plan, any distribution to be made hereunder shall be made on the Effective Date, or as soon as practicable thereafter. Any payment or act required to be made or done hereunder on a day that is not a Business Day shall be made on the next succeeding Business Day.

Section 6.2	Distribution Record Date.

(a)    As of the close of business on the Distribution Record Date, the various lists of Holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record Holders of any Claims after the Distribution Record Date. Neither the Debtors nor the Reorganized Debtors shall have any obligation to recognize any transfer of Claims or Equity Interests occurring on or after the Distribution Record Date.

(b)    Notwithstanding anything in this Plan to the contrary, in connection with any distribution under this Plan to be effected through the facilities of DTC or at a transfer agent to be determined (whether by means of book-entry exchange, free delivery, or otherwise), the Debtors and the Reorganized Debtors, as applicable, will be entitled to recognize and deal for all purposes under this Plan with Holders of Reorganized Nuverra Common Stock to the extent consistent with the customary practices of DTC used in connection with such distributions. All shares of Reorganized Nuverra Common Stock to be distributed under this Plan shall be issued in the names of such Holders or their nominees in accordance with DTC’s procedures; provided, that such shares of Reorganized Nuverra Common Stock are permitted to be held through DTC’s book-entry system; and provided, further, that to the extent the Reorganized Nuverra Common Stock is not eligible for distribution in accordance with DTC’s customary practices, Reorganized Nuverra will take all such reasonable actions as may be required to cause distributions of the Reorganized Nuverra Common Stock under this Plan.

Section 6.3	Disbursing Agent.

(a)    Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Reorganized Debtors, as Disbursing Agent. The Reorganized Debtors shall be permitted, without further order of the Bankruptcy Court, to appoint, employ or contract with any Entities to assist in or make the distributions required hereunder.

(b)    The Reorganized Debtors, as Disbursing Agent, designate the following:

(i)	all distributions on account of ABL Credit Facility Claims will be made to the ABL Agent by wire transfer, which will serve as the Reorganized Debtors’ designee for purposes of making distributions under this Plan to Holders of ABL Credit Facility Claims;

(ii)	all distributions on account of the DIP Claims will be made to the respective DIP Agents by wire transfer, which will serve as the Reorganized Debtors’ designee for purposes of making distributions under this Plan to the respective Holders of DIP Claims;

(iii)	all distributions on account of Supporting Noteholder Term Loan Claims will be made to the Term Loan Agent, which will serve as the Reorganized Debtors’ designee for purposes of making distributions under this Plan to Holders of Supporting Noteholder Term Loan Claims; and

(iv)	all distributions on account of the 2018 Notes and 2021 Notes will be made to (or in coordination with) the 2018 Note Indenture Trustee and 2021 Note Indenture Trustee, respectively, which will serve as the Reorganized Debtors’ designee for purposes of making distributions under the Plan to Holders of the 2018 Note Claims and 2021 Note Claims.

Section 6.4	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

(a)    General. Subject to Section 6.2(b) of this Plan, any distribution to be made hereunder to a Holder of an Allowed Claim shall be made to the address of such Holder as of the Distribution Record Date as set forth in the books and records of the Debtors or their agents, or in a letter of transmittal, unless the Debtors have been notified in writing of a change of address, including by the Filing of a Proof of Claim by such Holder that contains an address for such Holder that is different from the address reflected on such books and records or letter of transmittal. None of the Debtors, the Reorganized Debtors or the applicable Disbursing Agent shall incur any liability whatsoever on account of any distributions under the Plan, except for willful misconduct, or fraud.

(b)    Undeliverable Distributions. In the event that any distribution or notice provided in connection with the Chapter 11 Cases to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or otherwise is unclaimed, the Disbursing Agent shall make no further distribution to such Holder unless and until such Disbursing Agent is notified in writing of such Holder’s then current address. On, or as soon as practicable after, the date on which a previously undeliverable or unclaimed distribution becomes deliverable and claimed, the Disbursing Agent shall make such distribution without interest thereon. Any Holder of an Allowed Claim that fails to assert a Claim hereunder for an undeliverable or unclaimed distribution within one year after the Effective Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and shall forever be barred and enjoined from asserting such Claim against any of the Debtors, the Estates, or the Reorganized Debtors or their property. Any Cash amounts in respect of undeliverable or unclaimed distributions for which a

Claim is not made within such one-year period shall be forfeited to the Reorganized Debtors. Any securities issued by the Debtors in respect of undeliverable or unclaimed distributions for which a Claim is not made within such one-year period shall be cancelled and extinguished and any interests therein shall revert to the Reorganized Debtors. Nothing contained herein shall require, or be construed to require, the Disbursing Agent to attempt to locate any Holder of an Allowed Claim.

Section 6.5	Surrender of Cancelled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each Holder of a certificate or instrument evidencing a Claim or Equity Interest that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument to the Reorganized Debtors. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à -vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim, which shall continue in effect as set forth in Section 4.5 hereof. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

Section 6.6	Fractional Distributions.

Notwithstanding anything contained herein to the contrary, no distributions of fractional shares of Reorganized Nuverra Common Stock or fractions of dollars shall be made hereunder on account of Claims or Equity Interests, and for purposes of distribution hereunder on account of such Claims or Equity Interests, fractional shares and fractions of dollars (whether in the form of Reorganized Nuverra Common Stock or Cash) shall be rounded to the nearest whole unit (with any amount equal to or less than one-half share or one-half dollar, as applicable, to be rounded down).

Section 6.7	Manner of Payment under Plan.

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

Section 6.8	No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in this Plan, no Holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions under the Plan in excess of the Allowed amount of such Claim.

Section 6.9	Claims Paid or Payable by Third Parties.

(a)    Claims Paid by Third Parties. The Debtors or the Reorganized Debtors, as applicable, shall reduce in part or in full a Claim to the extent that the Holder of such Claim receives payment in part or in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b)    Claims Payable by Third Parties. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to any of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policies. To the extent that one or more of the Debtors’ insurers satisfies or agrees to satisfy in full or in part a Claim, then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)    Applicability of Insurance Policies. Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Section 6.10	Post-petition Interest.

Unless expressly provided in the Plan, the Confirmation Order, the DIP Financing Orders, or any contract, instrument, release, settlement, or other agreement entered into in connection with the Plan or required by the Bankruptcy Code (including without limitation Bankruptcy Code sections 506(b) and 1129(b)), post-petition interest shall not accrue on or after the Petition Date on account of any Claim. Without limiting the generality of the foregoing, interest shall not be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if, and after, such Disputed Claim becomes an Allowed Claim.

Section 6.11	No Proofs of Claim Required.

Except as otherwise provided in Sections 2.1 and 2.3, Holders of Claims against the Debtors shall not be required to file Proofs of Claim.

Section 6.12	Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim, and the distributions to be made pursuant to this Plan on account of such Allowed Claim, any and all claims, rights, and Causes of Action that a Reorganized Debtor or its successors may hold against the Holder of such Allowed Claim after the Effective Date to the extent such setoff or recoupment is either (a) agreed in amount among the relevant Reorganized Debtor(s) and Holder of the Allowed Claim, or (b) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, Causes of Action or rights of setoff that a Reorganized Debtor or it successor or assign may possess against such Holder.

Section 6.13	Withholding and Reporting Requirements.

In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and any other distributing party shall comply with all applicable tax withholding and reporting requirements imposed by any Governmental Unit, and all distributions under this Plan shall be subject to any such withholding or reporting requirements, including any distributions of Reorganized Nuverra Common Stock to current or former employees of the Debtor. The Reorganized Debtors shall be entitled to deduct any U.S. federal, state or local withholding taxes from any Cash payments made with respect to Allowed Claims, as appropriate. As a condition of receiving any distribution under the Plan, the Reorganized Debtors may require that the Holder of an Allowed Claim entitled to receive a distribution pursuant to the Plan complete and return a Form W-8 or W-9, as applicable, or such other information and certification as may be deemed necessary for the Reorganized Debtors to comply with applicable tax reporting and withholding laws. Any amounts withheld pursuant hereto shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. In connection with a distribution under the Plan, the Reorganized Debtors may take whatever actions are necessary to comply with applicable U.S. federal, state, local and non-U.S. tax withholding obligations, including either withholding from distributions a portion of the Reorganized Nuverra Common Stock and selling such securities or requiring such Holder of an Allowed Claim to contribute the necessary Cash to satisfy the tax withholding obligations. With respect to any distribution to the Supporting Noteholders, the Reorganized Debtors may take the actions described in the preceding sentence only after consultation with such Supporting Noteholders.

Notwithstanding the above, each Holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

Section 6.14	Hart-Scott-Rodino Compliance.

Any Reorganized Nuverra Common Stock to be distributed under this Plan to an entity required to file a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity have expired or been terminated.

Section 6.15	Special Provision Regarding Unimpaired Claims.

Except as otherwise provided in this Plan, the Confirmation Order, any other order of the Bankruptcy Court, or any document or agreement entered into and enforceable pursuant to the terms of this Plan, nothing herein shall affect the Debtors’ or Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims or to request disallowance or subordination of any such Claim. In addition, Unimpaired Claims are subject to all applicable provisions of the Bankruptcy Code, including Bankruptcy Code section 502(b); provided, however, that Holders of Unimpaired Claims shall not be required to file a Proof of Claim.

ARTICLE VII.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

Section 7.1	Disputed Claims Process.

Except to the extent Allowed (or deemed Allowed) pursuant to an order of the Bankruptcy Court or the Plan, on and after the Confirmation Date, the Debtors or the Reorganized Debtors, as the case may be, shall have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, and shall be permitted to compromise any Disputed Claim without approval of the Bankruptcy Court; provided, however, that consent of the Supporting Noteholders shall be required for settlement of any Disputed Claims with agreed settlement payments in excess of $100,000. On and after the Effective Date, except as otherwise provided herein, all Unimpaired Claims will be paid in the ordinary course of business of the Reorganized Debtors and, as provided in Section 6.11 of the Plan, Holders of Claims shall not be required to file Proofs of Claim, unless the Debtors later seek to establish a bar date for parties to file Proofs of Claim and such bar date is approved by the Bankruptcy Court.

If the Debtors dispute any Claim, such dispute may be determined, resolved or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided, that the Reorganized Debtors, in their discretion, may bring an objection or other motion before the Bankruptcy Court with respect to a Disputed Claim for resolution. Notwithstanding section 502(a) of the Bankruptcy Code or that Holders of Nuverra Group General Unsecured Claims (Class A7), AWS Debtor General Unsecured Claims (Class B7) and Badlands (DE) Debtor General Unsecured Claims (Class C7) are Unimpaired under the Plan, unless a Final Order of the Bankruptcy Court provides otherwise, all Proofs of Claim filed in these Chapter 11 Cases shall be considered objected to and disputed without further action by the Debtors. Upon the Effective Date, unless a Final Order of the Bankruptcy Court provides otherwise, and except with respect to Proofs of Claim to which the Debtors have Filed an objection with the Bankruptcy Court, all Proofs of Claim Filed against the Debtors, regardless of the time of Filing, and including claims Filed after the Effective Date, shall automatically be deemed withdrawn and expunged. To the extent not otherwise provided in the Plan, the deemed withdrawal of a Proof of Claim is without prejudice to such claimant’s rights, if any, under this

Section 7.1 of the Plan to assert their claims in any forum as though the Debtors’ cases had not been commenced.

Section 7.2	Estimation of Claims.

The Debtors, with the consent of the Supporting Noteholders, (or the Reorganized Debtors, as the case may be), shall be permitted, at any time, to request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors (or the Reorganized Debtors, as the case may be) previously had objected to such Claim or whether the Bankruptcy Court had ruled on such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during any litigation concerning any objection to such Claim, including during the pendency of any appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If such estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors (or the Reorganized Debtors, as the case may be) may elect to pursue any supplemental proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

Section 7.3	Payments and Distributions on Disputed Claims.

Notwithstanding any other provision to the contrary herein, no payments or distributions shall be made hereunder with respect to all or any portion of any Disputed Claim unless and until all objections to such Disputed Claim have been settled, withdrawn, or determined by Final Order, and such Disputed Claim has become an Allowed Claim.

ARTICLE VIII.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

Section 8.1	Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless and until each of the following conditions have occurred or been waived in accordance with the terms herein:

(a)    the Plan Supplement has been filed in form and substance satisfactory to the Debtors and the Supporting Noteholders;

(b)    the Plan Documents, containing terms and conditions consistent in all material respects with the Plan and the Restructuring Support Agreement, are in form and substance satisfactory to the Debtors and the Supporting Noteholders and have been executed;

(c)    any amendments to the Plan and Plan Documents are in form and substance satisfactory to the Debtors and the Supporting Noteholders;

(d)    the Bankruptcy Court has entered the Confirmation Order in form and substance satisfactory to the Debtors and the Supporting Noteholders and such Confirmation Order has become a Final Order and has not been stayed, modified, or vacated on appeal. The Confirmation Order will provide that, among other things, (a) the Debtors or the Reorganized Debtors, as appropriate, are authorized to take all actions necessary or appropriate to consummate the Plan and the restructuring transactions contemplated by the Plan, including, without limitation, (i) entering into, implementing and consummating the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in the Plan, (ii) distributing the Reorganized Nuverra Common Stock pursuant to the exemptions from registration under section 3(a)(9) and or section 4(a)(2) of the Securities Act, Rule 701 et seq. under the Securities Act or section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements, (iii) making all distributions and issuances as required under the Plan, including Cash and the Reorganized Nuverra Common Stock; and (iv) entering into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the Exit Facility and the Management Incentive Plan and the awards contemplated thereunder; (b) the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent; (c) the implementation of the Plan in accordance with its terms is authorized; and (d) pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of Assets contemplated under the Plan, shall not be subject to any Stamp or Similar Tax;

(e)    the Restructuring Support Agreement has not been terminated and remains in full force and effect and binding on all parties thereto;

(f)    the conditions to effectiveness of the Exit Facility Credit Agreement have been satisfied or waived in accordance with the terms thereof, and the Exit Facility Credit Agreement is in full force and effect and binding on all parties thereto;

(g)    all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(h)    the Reorganized Nuverra Certificate of Incorporation has been filed with the appropriate governmental authority;

(i)    any payment or Claim triggered by any “change of control,” acceleration payment provision, termination payment provision or like or similar payment provision or Claim, that may be asserted by any party, including, without limitation, any employee, officer, manager, director or any Affiliate thereof, including any family member of any employee, officer, manager or director, in any such case arising as a result of the restructuring transactions contemplated under the Plan, arising from, in connection with, or related to any contract, lease or agreement under the Plan, including without limitation, existing employment agreements to which any such person and any Debtor is a party, shall have been released and fully and finally waived and shall not be due and owing by any of the Debtors;

(j)    all of the Supporting Noteholders Professionals’ fees and out-of-pocket expenses incurred in connection with the Restructuring or any other matter in connection thereto up to the Effective Date, including, without limitation, those fees and expenses incurred during the Chapter 11 Cases, shall be paid by the Debtors;

(k)    all amounts (whether in Cash or Reorganized Nuverra Common Stock) that are required to be paid to the Standby Exit Facility Lenders shall be available for payment by the Debtors;

(l)    the aggregate amount of all projected prepetition, non-contingent undisputed Claims against the Debtors, including, without limitation, all trade and other general unsecured claims, other than Claims with respect to, without limitation, Claims for amounts owed under the DIP Facilities, the ABL Credit Agreement, the Term Loan, the 2021 Notes and 2018 Notes, the Vehicle Financing Obligations, the Ideal Oilfield APA, and the AWS Promissory Note, projected by the Debtors to become Allowed Claims (including such Claims that at such date are already reasonably determined to be Allowed Claims) do not exceed in the aggregate $11 million;

(m)    The aggregate amount of all Claims in Classes A6, A8, B6, and C6 shall not exceed $45 million;

(n)    The Rights Offering has commenced and been completed in accordance with the terms of the Rights Offering Procedures; and

(o)     the Debtors shall have delivered to the Supporting Noteholders a copy of the fully executed New Employment Agreements and shall have assumed the Johnsrud Employment Agreement.

Section 8.2	Waiver of Conditions.

The conditions to the occurrence of the Effective Date set forth in Section 8.1 may, in each case, be waived at any time without any other notice to parties in interest or the Bankruptcy Court and without a hearing or order by the Debtors with the consent of the Supporting Noteholders; provided, however, that the Debtors may not waive entry of the Confirmation Order and provided further, however, that the Debtors may not waive the conditions set forth in Section 8.1(m) without the consent of the Committee.

The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) may be waived by and upon the entry of the Confirmation Order, and the Confirmation Order may take effect immediately upon its entry.

Section 8.3	Effect of Failure of Condition.

If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived in accordance with Section 8.2 on or before the first Business Day that is more than 75 Business Days after the Petition Date, or by such later date as is satisfactory to the Debtors and the Supporting Noteholders, then, upon motion by the Debtors (with the consent of the Supporting Noteholders) made before the time that all of the conditions have been satisfied or duly waived, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order will not be vacated if each of the conditions precedent to the occurrence of the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. The Debtors may request that the Bankruptcy Court vacate the Confirmation Order at any time when the Restructuring Support Agreement has been terminated.

If the Effective Date does not occur or the Confirmation Order is vacated pursuant to this Section 8.3, this Plan will be null and void in all respects, and nothing contained in this Plan will (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtors, (b) prejudice in any manner the rights of the Debtors or the Holder of any Claim or Equity Interest in the Debtors or (c) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Equity Interests or any other Entity in any respect.

Section 8.4	Reservation of Rights.

The Plan shall have no force or effect unless and until the Confirmation Order is entered. Prior to the Effective Date, none of the Filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors with respect to the Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

Section 8.5	Substantial Consummation of Plan.

Substantial consummation of the Plan under Bankruptcy Code section 1101(2) shall be deemed to occur on the Effective Date.

ARTICLE IX.

EFFECT OF PLAN CONFIRMATION

Section 9.1	Binding Effect.

Subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind and inure to the benefit of the Debtors, the Reorganized Debtors, and each Holder of a Claim against or Equity Interest in any Debtor or Reorganized Debtor and inure to the benefit of and be binding on such Debtor’s, Reorganized Debtor’s, and Holder’s respective successors and assigns, regardless of whether the Claim or Equity Interest of such Holder is Impaired under this Plan and whether such Holder has accepted this Plan or is deemed to have accepted this Plan.

Section 9.2	Discharge of Claims.

Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise provided in this Plan or in the Confirmation Order, the confirmation of this Plan shall discharge the Debtors and the Reorganized Debtors from any Claim that arose before the Effective Date, whether or not such Claim is Allowed and whether or not the Holder of such Claim has voted on this Plan, and each such Holder (as well as any trustee or agent on behalf of such Holder) of a Claim or Equity Interest and any Affiliate of such Holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in this Plan, upon the Effective Date, all such Holders of Claims and Equity Interests and their Affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or cancelled Equity Interest in any Debtor or any Reorganized Debtor; provided, however, that notwithstanding the foregoing, nothing in this Plan is intended to release any insurer from having to provide coverage under any policy to which the Debtors or the Reorganized Debtors and or their current or former officers, directors, employees, representatives or agents are parties or beneficiaries.

Section 9.3	Releases.

(a)    RELEASES BY THE DEBTORS. UPON THE EFFECTIVE DATE, EXCEPT FOR THE RIGHTS THAT REMAIN IN EFFECT FROM AND AFTER THE EFFECTIVE DATE TO ENFORCE THIS PLAN AND THE PLAN DOCUMENTS, THE DEBTORS, THE REORGANIZED DEBTORS AND THE ESTATES, IN EACH CASE ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES AND ANY AND ALL OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CAUSE OF ACTION DERIVATIVELY, BY OR THROUGH THE FOREGOING ENTITIES, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, INCLUDING, WITHOUT LIMITATION, THE EFFORTS OF THE RELEASED PARTIES TO FACILITATE THE REORGANIZATION OF THE DEBTORS AND THE IMPLEMENTATION OF THE

PLAN AND THE TRANSACTIONS CONTEMPLATED HEREIN AND HEREBY, SHALL FOREVER RELEASE, WAIVE AND DISCHARGE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION, LOSSES, REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THE ESTATES, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE AGAINST THE RELEASED PARTIES THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE, AND IN ANY WAY RELATING TO (A) THE DEBTORS AND ANY AFFILIATES OR SUBSIDIARIES OF THE DEBTORS, (B) THE REORGANIZED DEBTORS, (C) THE ESTATES, (D) THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, (E) THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR EQUITY INTEREST THAT IS TREATED IN THE PLAN, (F) THE CHAPTER 11 CASES, (G) THE PLAN, INCLUDING THE SOLICITATION OF VOTES ON THE PLAN, (H) THE SOLICITATION AND DISCLOSURE STATEMENT, (I) THE RESTRUCTURING OF ANY CLAIM OR EQUITY INTEREST BEFORE OR DURING THE CHAPTER 11 CASES, INCLUDING THE OUT-OF-COURT RESTRUCTURING, (J) THE RIGHTS OFFERING, (K) THE RESTRUCTURING SUPPORT AGREEMENT, (L) THE EXIT FACILITY CREDIT AGREEMENT, AND (M) THE NEGOTIATION, FORMULATION OR PREPARATION OF THE FOREGOING AGREEMENTS AND TRANSACTIONS DESCRIBED IN THIS PARAGRAPH (THE FOREGOING, THE “DEBTOR RELEASED CLAIMS”); PROVIDED, HOWEVER, THAT (I) NO RELEASED PARTY SHALL BE RELEASED HEREUNDER FROM ANY DEBTOR RELEASED CLAIM AS A RESULT OF ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE BY A RELEASED PARTY THAT HAS BEEN OR IS HEREAFTER FOUND BY ANY COURT OR TRIBUNAL BY FINAL ORDER TO CONSTITUTE GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT AND (II) THE FOREGOING RELEASE SHALL NOT APPLY TO OR RELEASE ANY EXPRESS CONTRACTUAL OR FINANCIAL OBLIGATIONS OWED TO THE DEBTORS OR THE REORGANIZED DEBTORS OR ANY RIGHT OR OBLIGATION ARISING UNDER OR THAT IS PART OF THE PLAN OR ANY AGREEMENT ENTERED INTO PURSUANT TO, IN CONNECTION WITH OR CONTEMPLATED BY, THE PLAN.

(b)    RELEASES BY HOLDERS OF CLAIMS. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, UPON THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, INCLUDING, WITHOUT LIMITATION, THE EFFORTS OF THE RELEASED PARTIES TO FACILITATE THE EXPEDITIOUS REORGANIZATION OF THE DEBTORS AND THE IMPLEMENTATION OF THE PLAN AND THE

TRANSACTIONS, CONTRACTS AND INSTRUMENTS CONTEMPLATED HEREIN AND HEREBY, EACH OF THE RELEASING PARTIES AGREES TO THE RELEASE PROVISIONS IN THIS PLAN AND SHALL FOREVER RELEASE, WAIVE AND DISCHARGE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THE ESTATES, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE AGAINST THE RELEASED PARTIES THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE AND IN ANY WAY RELATING TO OR ARISING FROM, IN WHOLE OR IN PART, (A) THE DEBTORS AND ANY AFFILIATES OR SUBSIDIARIES OF THE DEBTORS, (B) THE REORGANIZED DEBTORS, (C) THE ESTATES, (D) THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, (E) THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR EQUITY INTEREST THAT IS TREATED IN THE PLAN, (F) THE CONTRACTUAL ARRANGEMENTS BETWEEN THE DEBTORS AND ANY RELEASED PARTY, (G) THE CHAPTER 11 CASES, (H) THE PLAN, INCLUDING THE SOLICITATION OF VOTES ON THE PLAN, (I) THE SOLICITATION AND DISCLOSURE STATEMENT, (J) THE RIGHTS OFFERING, (K) THE EXIT FACILITY CREDIT AGREEMENT, (L) THE RESTRUCTURING OF ANY CLAIM OR EQUITY INTEREST BEFORE OR DURING THE CHAPTER 11 CASES, INCLUDING THE OUT-OF-COURT RESTRUCTURING, AND (M) THE NEGOTIATION, FORMULATION OR PREPARATION OF THE FOREGOING AGREEMENTS AND TRANSACTIONS DESCRIBED IN THIS PARAGRAPH (THE FOREGOING, THE “RELEASING PARTY RELEASED CLAIMS”); PROVIDED, HOWEVER, THAT (I) NO RELEASED PARTY SHALL BE RELEASED HEREUNDER FROM ANY RELEASING PARTY RELEASED CLAIM AS A RESULT OF ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE BY A RELEASED PARTY THAT HAS BEEN OR IS HEREAFTER FOUND BY ANY COURT OR TRIBUNAL BY FINAL ORDER TO CONSTITUTE GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT; (II) THE FOREGOING RELEASE SHALL NOT APPLY TO OR RELEASE ANY EXPRESS CONTRACTUAL OR FINANCIAL OBLIGATIONS OR ANY RIGHT OR OBLIGATION ARISING UNDER OR THAT IS PART OF THE PLAN OR ANY AGREEMENT ENTERED INTO PURSUANT TO, IN CONNECTION WITH OR CONTEMPLATED BY, THE PLAN; AND (III) THE FOREGOING RELEASE SHALL NOT APPLY TO OR RELEASE ANY SURVIVING OBLIGATIONS UNDER THE ABL CREDIT AGREEMENT OR DIP REVOLVING FACILITY.

(c)    EACH PERSON PROVIDING RELEASES UNDER THE PLAN, INCLUDING THE DEBTORS, THE REORGANIZED DEBTORS AND THE

RELEASING PARTIES, SHALL HAVE GRANTED THE RELEASES SET FORTH HEREIN NOTWITHSTANDING THAT SUCH PERSON MAY HEREAFTER DISCOVER FACTS IN ADDITION TO, OR DIFFERENT FROM, THOSE WHICH IT NOW KNOWS OR BELIEVES TO BE TRUE, AND WITHOUT REGARD TO THE SUBSEQUENT DISCOVERY OR EXISTENCE OF SUCH DIFFERENT OR ADDITIONAL FACTS, AND SUCH PERSON EXPRESSLY WAIVES ANY AND ALL RIGHTS THAT IT MAY HAVE UNDER ANY STATUTE OR COMMON LAW PRINCIPLE WHICH WOULD LIMIT THE EFFECT OF SUCH RELEASES TO THOSE CLAIMS OR CAUSES OF ACTION ACTUALLY KNOWN OR SUSPECTED TO EXIST AT THE TIME OF EXECUTION OF SUCH RELEASE.

Section 9.4	Exculpation and Limitation of Liability.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT WITH RESPECT TO ANY ACTS OR OMISSIONS EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT, OR DEFINITIVE DOCUMENTS, NO EXCULPATED PARTY SHALL HAVE OR INCUR, AND EACH EXCULPATED PARTY IS HEREBY RELEASED AND EXCULPATED FROM, ANY CLAIM, EQUITY INTEREST, OBLIGATION, SUIT, JUDGMENT, DAMAGE, DEMAND, DEBT, RIGHT, CAUSE OF ACTION, LOSS, REMEDY, OR LIABILITY FOR ANY CLAIM IN CONNECTION WITH OR ARISING OUT OF THE ADMINISTRATION OF THE CHAPTER 11 CASES; THE FORMULATION, NEGOTIATION, PREPARATION, DISSEMINATION, OR TERMINATION OF THE DIP FACILITIES, THE REORGANIZED DEBTORS CONSTITUENT DOCUMENTS, THE MANAGEMENT INCENTIVE PLAN, THE NEW EMPLOYMENT AGREEMENTS, THE EXIT FACILITY CREDIT AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT, THE SOLICITATION AND DISCLOSURE STATEMENT, THE RESTRUCTURING SUPPORT AGREEMENT, THE PLAN SUPPLEMENT, AND THIS PLAN (INCLUDING THE PLAN DOCUMENTS), OR THE SOLICITATION OF VOTES FOR, OR CONFIRMATION OF, THIS PLAN; ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENTS (INCLUDING PROVIDING ANY LEGAL OPINION REQUESTED BY ANY ENTITY REGARDING ANY TRANSACTION, CONTRACT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT CONTEMPLATED BY THE PLAN OR THE RELIANCE BY ANY EXCULPATED PARTY ON THE PLAN OR THE CONFIRMATION ORDER IN LIEU OF SUCH LEGAL OPINION) CREATED OR ENTERED INTO IN CONNECTION WITH THE DISCLOSURE STATEMENT OR THE PLAN; THE FILING OF THE CHAPTER 11 CASES; THE FUNDING OF THIS PLAN; THE OCCURRENCE OF THE EFFECTIVE DATE; THE ADMINISTRATION OF THIS PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THIS PLAN; THE ISSUANCE OF SECURITIES UNDER OR IN CONNECTION WITH THIS PLAN; OR THE TRANSACTIONS IN FURTHERANCE OF ANY OF THE FOREGOING; EXCEPT FOR GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL ORDER, BUT IN ALL RESPECTS SUCH ENTITIES SHALL BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES PURSUANT TO THIS

PLAN. THE EXCULPATED PARTIES AND EACH OF THEIR RESPECTIVE AFFILIATES, AGENTS, DIRECTORS, OFFICERS, EMPLOYEES, ADVISORS, AND ATTORNEYS HAVE ACTED IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE WITH REGARD TO THE SOLICITATION AND DISTRIBUTION OF SECURITIES PURSUANT TO THIS PLAN AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THIS PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THIS PLAN, INCLUDING THE ISSUANCE OF SECURITIES THEREUNDER. THIS EXCULPATION SHALL BE IN ADDITION TO, AND NOT IN LIMITATION OF, ALL OTHER RELEASES, INDEMNITIES, EXCULPATIONS, AND ANY OTHER APPLICABLE LAW OR RULES PROTECTING SUCH EXCULPATED PARTIES FROM LIABILITY.

Section 9.5	Injunction.

(a)    GENERAL. ALL ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS OR EQUITY INTERESTS (OTHER THAN THE CLAIMS REINSTATED UNDER THIS PLAN) AND ALL OTHER PARTIES IN INTEREST IN THE CHAPTER 11 CASES, ALONG WITH THEIR RESPECTIVE CURRENT AND FORMER EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, PRINCIPALS AND AFFILIATES, PERMANENTLY ARE ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST THE DEBTORS OR THE REORGANIZED DEBTORS, (B) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS OF ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST THE DEBTORS OR REORGANIZED DEBTORS, (C) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST THE DEBTORS OR REORGANIZED DEBTORS, OR (D) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE THE DEBTORS OR REORGANIZED DEBTORS OR AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF THE DEBTORS OR REORGANIZED DEBTORS, ON ACCOUNT OF SUCH CLAIMS OR EQUITY INTERESTS; PROVIDED, HOWEVER, THAT NOTHING CONTAINED HEREIN SHALL PRECLUDE SUCH ENTITIES FROM EXERCISING THEIR RIGHTS PURSUANT TO AND CONSISTENT WITH THE TERMS HEREOF AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES AND OTHER AGREEMENTS AND DOCUMENTS DELIVERED OR ASSUMED UNDER OR IN CONNECTION WITH THE PLAN.

(b)    INJUNCTION AGAINST INTERFERENCE WITH PLAN. UPON ENTRY OF THE CONFIRMATION ORDER, ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS AND THEIR RESPECTIVE CURRENT AND FORMER EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, PRINCIPALS AND AFFILIATES SHALL BE ENJOINED FROM TAKING ANY ACTIONS TO INTERFERE WITH THE

IMPLEMENTATION OR CONSUMMATION OF THE PLAN; PROVIDED, THAT THE FOREGOING SHALL NOT ENJOIN ANY PARTY TO THE RESTRUCTURING SUPPORT AGREEMENT FROM EXERCISING ANY OF ITS RIGHTS OR REMEDIES UNDER THE RESTRUCTURING SUPPORT AGREEMENT IN ACCORDANCE WITH THE TERMS THEREOF.

Section 9.6	Term of Bankruptcy Injunction or Stays.

All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence as of the Confirmation Date, shall remain in full force and effect until the Effective Date.

Section 9.7	Ipso Facto and Similar Provisions Ineffective.

Any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; or (iii) the confirmation or consummation of this Plan, including any change of control occurring as a result of such consummation.

Section 9.8	Preservation of Rights of Action.

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released, the Reorganized Debtors shall retain and have the exclusive right to enforce, after the Effective Date, any claims, rights and Causes of Action that the Debtors or the Estates may hold against any Entity, whether arising before or after the Petition Date, including, without limitation: all claims relating to transactions under section 549 of the Bankruptcy Code, all transfers recoverable under section 550 of the Bankruptcy Code and all Causes of Action against any Entity on account of indebtedness and any other Causes of Action in favor of the Reorganized Debtors or their Estates.

The Reorganized Debtors shall be permitted to pursue such retained claims, rights or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Solicitation and Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action. Except with respect to Causes of Action as to which the Debtors, with the consent of the Supporting Noteholders, or Reorganized Debtors have expressly released any Person or Entity on or prior to the Effective Date, the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), laches, or any doctrine or rule that would require the filing of any claim or counterclaim, shall apply to such Causes of Action upon, after, or as a consequence of the confirmation or consummation of the Plan.

ARTICLE X.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, and related to, the Plan, the Confirmation Order and the Chapter 11 Cases to the fullest extent permitted by law, including jurisdiction to:

(a)    Allow, disallow, determine, liquidate, classify, estimate or establish the priority, nature, validity, amount or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

(b)    Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

(c)    Hear, determine and resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are party or with respect to which any Debtor or Reorganized Debtor may be liable, and hear, determine and, if necessary, liquidate, any Claims arising therefrom, including, if necessary, determine the nature and amount of required Cure Claims;

(d)    Hear and determine any and all motions to subordinate Claims or Equity Interests at any time and on any basis permitted by applicable bankruptcy and nonbankruptcy law;

(e)    Effectuate performance of and ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(f)    Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(g)    Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan or the Confirmation Order;

(h)    Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release, or other agreement or document that is executed or created pursuant to the Plan, or any Entity’s rights arising from or obligations incurred in connection with the Plan or such other documents;

(i)    Modify the Plan before or after the Effective Date under section 1127 of the Bankruptcy Code or modify the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Solicitation and Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

(j)    Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of fees and expenses of the Reorganized Debtors, including fees and expenses of counsel, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(k)    Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan or the Confirmation Order;

(l)    Hear and determine any rights, claims or Causes of Action held or reserved by, or accruing to, the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code, the Confirmation Order or, in the case of the Debtors, any other applicable law;

(m)     Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(n)     Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Plan are enjoined or stayed;

(o)    Determine any other matters that may arise in connection with or relate to the Plan, the Solicitation and Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Confirmation Order;

(p)    Enter one or more orders of final decree closing the Chapter 11 Cases;

(q)    Hear and resolve all matters concerning U.S. state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(r)    Hear and resolve all matters involving the nature, existence or scope of the Debtors’ discharge;

(s)    Hear and resolve all matters related to the property of the Estates from and after the Confirmation Date;

(t)    Recover all Assets of the Debtors and property of the Estates wherever located; and

(u)    Hear and resolve such other matters as may be provided in the Confirmation Order or as may be authorized by or not inconsistent with the Bankruptcy Code.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

Section 11.1	Immediate Binding Effect.

Subject to the occurrence of the Effective Date, the terms of the Plan and the Plan Documents and the instruments contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors and any and all Holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests have accepted or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, or injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors.

Section 11.2	Payment of Statutory Fees.

All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

Section 11.3	Amendments.

(a)    Plan Modifications. Subject to the terms of the Restructuring Support Agreement, this Plan may be amended, modified, or supplemented by the Debtors, with the consent of the Supporting Noteholders, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of Holders of Allowed Claims pursuant to this Plan, the Debtors, with the consent of the Supporting Noteholders, may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes or effects of this Plan, and any Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented. Notwithstanding the foregoing and in addition to any other consent rights in this section, the Debtors, without the consent of the Committee, may not make any amendments to the Plan that (i) negatively impact the economic recovery to Classes A6, A8, B6, and C6, (ii) increases the 2021 Noteholder Rights above $75 million, (iii) reduces the 2018 Noteholder Rights below $30 million or (iv) sets the exercise price for 2021 Noteholder Rights at less than the Plan Value; provided, however, that the Debtors, with the consent of the Supporting Noteholders, may cancel the Rights Offering at any time without the consent of the Committee in accordance with Section 4.14 hereof.

(b)    Certain Technical Amendments. Consistent with the Restructuring Support Agreement, prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect in a material way the treatment of Holders of Claims or Equity Interests under this Plan.

Section 11.4	Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors (with the consent of the Supporting Noteholders). If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur, then, with respect to such Debtor: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Equity Interest or Class of Claims or Equity Interests), assumption or rejection of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Equity Interest in, such Debtor or any other Person; (ii) prejudice in any manner the rights of such Debtor or any other Person; or (iii) constitute an admission of any sort by any Debtor or any other Person.

Section 11.5	Governing Law.

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law, rule or regulation is applicable, or to the extent that an exhibit or supplement to the Plan provides otherwise, the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof that would require application of the law of another jurisdiction.

Section 11.6	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, Affiliate, assign, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each such Entity.

Section 11.7	Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, with the consent of the Supporting Noteholders, shall have the power to alter and interpret such term or provision to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The

Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 11.8	Controlling Document.

In the event of an inconsistency between the Plan and Solicitation and Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document). The provisions of the Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, that if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern and any such provision of the Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

Section 11.9	Filing of Additional Documents.

The Debtors (or the Reorganized Debtors, as the case may be) shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Section 11.10	Service of Documents.

All notices, requests and demands to or upon the Debtors or the Reorganized Debtors, to be effective, shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered (or, in the case of notice by facsimile transmission, when received and telephonically confirmed) addressed as follows:

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

14624 N. Scottsdale Rd., Suite 300

Scottsdale, AZ 85254

Attn: Joseph Crabb, Esq.

with copies to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attn:     Douglas P. Bartner, Esq.,

     Fredric Sosnick, Esq.,

     Sara Coelho, Esq.,

     Stephen M. Blank, Esq.

Attorneys for the Debtors

and

Young Conaway Stargatt & Taylor, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Attn:     Pauline K. Morgan, Esq.,

     Kenneth J. Enos, Esq.,

     Jaime Luton Chapman, Esq.

Attorneys for the Debtors

Section 11.11	Section 1125(e) of the Bankruptcy Code.

As of the Confirmation Date, (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors, Holders of 2021 Note Claims, Holders of 2018 Note Claims, and Holders of Supporting Noteholder Term Loan Claims, and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith, and in compliance with the applicable provisions of the Bankruptcy Code, in the offer and issuance of any securities under the Plan, and, therefore, are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

Section 11.12	Exemption from Certain Transfer Taxes.

To the extent permitted by applicable law, pursuant to section 1146(a) of the Bankruptcy Code, no Stamp or Similar Tax shall result from, or be levied on account of, (a) the issuance, transfer or exchange of notes, bonds or equity securities, (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest, (c) the making or assignment of any lease or sublease, or (d) the making or delivery of any deed or other instrument of transfer, under, in furtherance of or in connection with, the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or before the Effective Date shall be deemed to have been in furtherance of, or in connection with, the Plan.

Section 11.13	Tax Reporting and Compliance.

The Reorganized Debtors shall be authorized to request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

Section 11.14	Schedules and Exhibits.

All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if fully set forth herein.

Section 11.15	Entire Agreement.

Except as otherwise indicated in an order of the Bankruptcy Court, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, subject to Section 11.8 hereof.

Section 11.16	Allocation of Payments.

To the extent that any Allowed Claim entitled to distribution hereunder is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all U.S. federal income tax purposes, be allocated to the principal amount of such Claim first, and then, to the extent that the consideration exceeds such principal amount, to the portion of such Claim representing accrued but unpaid interest (but solely to the extent that interest is an allowable portion of such Allowed Claim).

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Dated: June 23, 2017

Respectfully Submitted,

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Joseph M. Crabb
Name:	Joseph M. Crabb
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

Nuverra Environmental Solutions, Inc.

Appalachian Water Services, LLC

Badlands Leasing, LLC

Badlands Power Fuels, LLC (DE)

Badlands Power Fuels, LLC (ND)

Heckmann Water Resources Corporation

Heckmann Water Resources (CVR)

Heckmann Woods Cross, LLC

HEK Water Solutions, LLC

Ideal Oilfield Disposal, LLC

Landtech Enterprises, L.L.C.

NES Water Solutions, LLC

Nuverra Total Solutions, LLC

1960 Well Services, LLC

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.,
as agent and attorney-in-fact for each of the foregoing entities

By:	/s/ Joseph M. Crabb
Name:	Joseph M. Crabb
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary